Exhibit 4.28

CONFORMED COPY

AMENDED AND RESTATED CREDIT AGREEMENT

Credit agreement originally dated 13th July, 2000

as amended and restated by an amendment and restatement agreement dated 30 September, 2004

for

£150,000,000 FACILITY

between

EGGBOROUGH POWER LIMITED

as Borrower

and

BARCLAYS CAPITAL

as Arranger

and

BARCLAYS BANK PLC

as Agent and Security Trustee

ALLEN & OVERY LLP

LONDON

2

THIS AGREEMENT was originally dated 13th July, 2000 and was amended and restated on 24th October, 2000, 12th December, 2000, 5th February, 2001 and on the Restatement Date (as defined below) and is made

BETWEEN:

(1)	EGGBOROUGH POWER LIMITED as borrower (the Borrower);

(2)	BARCLAYS CAPITAL (the investment banking division of Barclays Bank PLC) as Arranger (in this capacity the Arranger);

(3)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 as Banks (the Banks);

(4)	BARCLAYS BANK PLC as Agent (in this capacity the Agent); and

(5)	BARCLAYS BANK PLC as Security Trustee (in this capacity the Security Trustee)

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions

In this Agreement:

Account Bank means such bank as the Borrower and the Majority Banks agree shall act as Account Bank and which shall open (or have opened) each of the Accounts on behalf of the Borrower, under the Accounts Agreement.

Accounts means each of the accounts of the Borrower defined as such in the Accounts Agreement.

Accounts Agreement means the accounts agreement dated on or about the date of the Amendment and Restatement Agreement between the Borrower, the Account Bank and the Agent.

Affiliate means a Subsidiary or a Holding Company of a bank or a company or any other Subsidiary of that Holding Company.

Agency includes, in relation to a state or supranational organisation, any agency, authority, central bank, department, government, legislature, ministry, official or public person (whether autonomous or not) of or the government of, that state or supranational organisation.

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(****)	indicates material omitted and filed separately with the Commission.

Amendment and Restatement Agreement means the agreement dated entered or to be entered into between, amongst others, the Parties and under which this Agreement was amended and restated on the Restatement Date.

Amortisation Schedule has the meaning given to that term in the New Bonds.

Annual Operating Plan has the meaning given to that term in the Capacity and Tolling Agreement.

Approved Fuel has the meaning given to that term in the Capacity and Tolling Agreement.

Asset Option Agreement means the asset option agreement between the Borrower and the Security Trustee dated on or about the date of the Amendment and Restatement Agreement under which the Borrower grants an option to the Security Trustee to acquire the Business and Station Assets (each as defined in that agreement).

Balancing and Settlement Code means the document setting out balancing and settlement arrangements established by NGC under its transmission licence.

Banks’ Insurance Adviser means Marsh UK Limited or such other firm of insurance advisers as may be appointed under Clause 26 (Advisers).

Banks’ Technical Adviser means PB Power Limited or such other independent firm of consultant engineers as may be appointed under Clause 26 (Advisers).

BE means British Energy plc, a company incorporated under the laws of Scotland.

BEC Group means the British Energy Combined Group of the ESPS.

BET means British Energy Power and Energy Trading Limited, a company incorporated under the laws of Scotland.

BET Event means the failure by BET to comply with any of its payment obligations under the Capacity and Tolling Agreement within any applicable grace period permitted thereunder save to the extent such non-compliance is (i) waived by the Borrower (with the consent of the Agent) or (ii) remedied.

Bond Certificate has the meaning given to that term in the Conditions.

Bondholders has the meaning given to that term under the Trust Deed.

Break Option has the meaning given to that term in the Option Agreements.

Break Option Completion Date means 31st March, 2010.

Business Day shall have the meaning given to the term “business day” in the Conditions.

****	indicates material omitted and filed separately with the Commission.

Capacity and Tolling Agreement means the capacity and tolling agreement dated on or about the date of the Amendment and Restatement Agreement between BET and the Borrower.

Capital Investment Works has the meaning given to that term in the Capacity and Tolling Agreement.

Commitment means:

(a)	in relation to a Bank which is a Bank on the Restatement Date, the amount in Sterling set opposite its name in Schedule 1 (being the amount of its participation in the Loan) and the amount of any other Bank’s Commitment acquired by it under Clause 25 (Changes to the Parties); and

(b)	in relation to a Bank which becomes a Bank after the Restatement Date, the amount of any other Bank’s Commitment acquired by it under Clause 25 (Changes to the Parties),

to the extent not cancelled, transferred or reduced under this Agreement.

Compensation means:

(a)	all consideration received by the Borrower in respect of the partial or total nationalisation, expropriation or compulsory purchase of the Plant or any interest in the Plant;

(b)	any sum payable to or for the account of the Borrower in respect of the release, inhibition, modification, suspension or extinguishment of any rights, easements or covenants enjoyed by or benefiting the Plant, or the imposition of any restrictions affecting the Plant, or the grant of any easement or rights over or affecting the Plant or any part of them; and

(c)	any sum payable to or for the account of the Borrower in respect of the refusal, revocation, suspension or modification of any authorisation or exemption subject to conditions, or any other official order or notice restricting the construction or operation of the Plant (or any part thereof);

but excluding Insurance Proceeds.

Conditions means the terms and conditions of the New Bonds set out in the Trust Deed, as may be amended, modified, varied or supplemented from time to time and Condition means any such term or condition.

Creditor Restructuring Agreement means the creditor restructuring agreement dated as of 30th September, 2003 between, amongst others, the Borrower, BE and BET.

CTA Bonds has the meaning given to that term in the Trust Deed.

CUSC means the Connection and Use of System Code and related bilateral agreements, as modified from time to time, governing the connection to and use of the NGC Transmission System.

Dangerous Substance means any radioactive emissions and any natural or artificial substance (whether in solid or liquid form or in the form of a gas or vapour and whether alone or in combination with any other substance) capable of causing harm to man or any other living organism supported by the environment or damaging the environment or public health or welfare including but not limited to any controlled, special, hazardous, toxic, radioactive or dangerous waste.

Debentures means the Existing Debenture and the New Debenture.

Default means an Event of Default or an event or circumstance which, with the giving of notice, lapse of time, determination of materiality or fulfilment of any other applicable condition under Clause 17 (Default) (or any combination of the foregoing), would constitute an Event of Default.

Distribution means a dividend or other distribution (in cash or in kind) in respect of the share capital of the Borrower.

Documents means the Finance Documents and the Project Contracts.

Eggborough Contracts means:

(a)	the first intercompany loan agreement dated on or around the date of the Amendment and Restatement Agreement between EPHL the Issuer;

(b)	the Second Intercompany Loan Agreement;

(c)	the First Security Assignment;

(d)	the Second Security Assignment; and

(e)	the Share Subscription Agreement.

Enforcement Option has the meaning given to that term in the Option Agreements.

Enforcement Option Completion Date has the meaning given to that term in the Option Agreements.

Environmental Claim means any claim, notice, prosecution, demand, action, official warning, abatement or other order (conditional or otherwise) relating to any violation of Environmental Law or any Environmental Contamination and any formal written notification or order requiring compliance with the terms of any Environmental Licence or Environmental Law, or in connection with any Environmental Contamination.

Environmental Contamination means each of the following and their consequences:

(a)	any release, emission, leakage or spillage of any Dangerous Substance at in, on, under or from the Plant into any part of the environment; or

(b)	any accident, fire, explosion or sudden event at the Plant which is directly or indirectly caused by or attributable to any Dangerous Substance; or

(c)	any other pollution of the environment.

Environmental Law means any national or European Union law, statute, common law, bye law, regulation or directive code of practice, circular, guidance note and the like concerning the protection of human health, the environment or Dangerous Substances.

Environmental Licence means any authorisation, consent, permit, exemption, licence or other approval or agreement required by any Environmental Law.

EPHL means Eggborough Power (Holdings) Limited a company incorporated under the laws of Scotland.

EPHL Assignment means the assignment agreement dated 8th September, 2000 between EPHL and the Security Trustee.

EPHL Security Document means the deed of assignment and mortgage dated on or about the date of the Amendment and Restatement into Agreement between EPHL and the Security Trustee.

ESPS means the Electricity Supply Pension Scheme established by a Resolution and Scheme on 20th January 1983 (as amended from time to time).

Event of Default means an event specified as such in Clause 17.1 (Events of Default).

Existing Debenture means the debenture dated 8th September, 2000 between the Borrower and the Security Trustee.

Facility means a credit facility made available under this Agreement.

Facility Office means the office(s) notified by a Bank to the Agent:

(a)	on or before the date it becomes a Bank; or

(b)	by not less than five Business Days’ notice,

as the office(s) through which it will perform all or any of its obligations under this Agreement.

Fee Letter means each letter dated on or about the date of this Agreement between certain Finance Parties and the Borrower setting out the amount of various fees referred to in Clause 20 (Fees).

FGD means the process of flue gas desulphurisation.

FGD Contract means the flue gas desulphurisation plan agreement dated 30th July, 2001 between the Borrower and FLS Miljo a/s contractor for the installation of the FGD Units.

FGD Units means the two operational generating units that are being fitted with the wet FGD equipment.

FGD Works has the meaning given to it in the FGD Contract.

Final Repayment Date means 31st March, 2022 or the date the Agent declares all sums due and payable under this Agreement following an Event of Default.

Finance Document means:

(a)	this Agreement;

(b)	the Amendment and Restatement Agreement;

(c)	a Security Document;

(d)	the Accounts Agreement;

(e)	the Intercreditor Agreement;

(f)	a Fee Letter;

(g)	an Option Agreement,

or any other document designated as such by the Agent and the Borrower.

Finance Party means the Arranger, a Bank, the Security Trustee, the Account Bank or the Agent (and together the Finance Parties).

Financial Year means each financial year of the Borrower ending on 31st March.

Financial Indebtedness means any indebtedness in respect of:

(a)	moneys borrowed or debit balances (net of credit balances where a right of set-off in respect of such credit balances exists) at banks and other financial institutions;

(b)	any debenture, bond, note, loan stock or other security;

(c)	any acceptance or documentary credit;

(d)	receivables sold or discounted (otherwise than on a non-recourse basis);

(e)	the acquisition cost of any asset to the extent payable before or after the time of acquisition or possession by the party liable where the advance or deferred payment is arranged primarily as a method of raising finance or financing the acquisition of that asset;

(f)	any lease entered into primarily as a method of raising finance or financing the acquisition of the asset leased;

(g)	any currency swap or interest swap, cap or collar arrangement or any other derivative instrument;

(h)	any amount raised under any other transaction having the commercial effect of a borrowing or raising of money; or

(i)	any guarantee, indemnity or similar assurance against indebtedness of any person falling within any of (a) to (h) above.

Financing Costs means the aggregate of:

(a)	interest, fees, commissions and costs payable by the Borrower under the Finance Documents;

(b)	amounts payable by the Borrower under Clause 22 (Stamp Duties); and

(c)	any value added or other taxes payable by the Borrower in respect of the above.

Financing Principal means principal amounts outstanding under this Agreement.

First Security Assignment means the security assignment date on or about the date of the Amendment and Restatement Agreement between the Issuer and EPHL.

Force Majeure Event in respect of any Project Contract means an event of force majeure (however defined) under such Project Contract.

Gale Common means the ash tipping site located at Gale Common near Eggborough, North Yorkshire.

Gale Common Escrow Agreement means the deed of trust and escrow entered or to be entered into between the Environment Agency and the Borrower relating to the granting of the Gale Common Licence.

Gale Common Licence means a Waste Management licence over Gale Common granted or to be granted by the Environment Agency to the Borrower.

Gale Common Sharing Agreement means the agreement for sharing Gale Common dated 31st March, 1990 between Powergen Plc and National Power plc as novated on 9th May, 2001 to the Borrower and Edison First Power Limited.

Grid Code means the Grid Code drawn up under the transmission licence of NGC.

Group means British Energy Group plc, a company incorporated under the laws of Scotland and its Subsidiaries.

Holding Company in relation to a person, means an entity of which that person is a Subsidiary.

Industry Documents means any and all agreements regulating the generation, transmission, distribution and supply of electricity in England and Wales to which the Borrower is required to be a party, including without limitation, the CUSC, the Grid Code and the Balancing and Settlement Code and any other documents which replace any of them in whole or in part from time to time, together with any other document ancillary thereto, in each case as amended from time to time.

Insurance Arrangements means all Insurances for the Project agreed between the Borrower and the Banks as set out in Schedule 4.

Insurance Proceeds means all proceeds of insurance payable to or received by the Borrower including proceeds of any Insurance in respect of liabilities arising under any of the Project Contracts.

Insurance Proceeds Account has the meaning given to it in the Accounts Agreement.

Insurances means all contracts and policies of insurance and re-insurance of any kind which are taken out by or on behalf of the Borrower in accordance with the Insurance Arrangements or (to the extent of its interest) in which the Borrower has an interest, and such other policy or contract of insurance and re-insurance as the Agent and the Borrower agree shall be an Insurance.

Intellectual Property and Know-how Licence means the intellectual property and know-how licence dated 3rd March, 2000 entered into between RWE NPower plc and the Borrower.

Intercompany Loan Agreement means the intercompany loan agreement dated 8 September 2000 between the Borrower and EPHL.

Intercreditor Agreement means the intercreditor agreement originally dated 8th September, 2000 as amended and restated on or about the Restatement Date between the Borrower, BET, EPHL, the Banks and Barclays Bank PLC as Agent and Security Trustee.

Interest Payment Date shall have the meaning given to such term in the New Bonds.

Interest Period means each period of three months ending on an Interest Payment Date.

Issuer means British Energy Holdings plc, a company incorporated under the laws of Scotland.

IT Support Services and Transition Services Agreement means the IT support services and transition services agreement dated 3rd March, 2000 between RWE NPower plc and the Borrower.

Loan means the principal amount outstanding under this Agreement.

Majority Banks means, at any time, Banks whose participations in the Loans then outstanding aggregate more than 66 2/3 per cent. of the Loans then outstanding.

Make Whole Amount has the meaning given to that term in the Conditions.

Material Adverse Effect means the effect of any event or circumstance which occurs after the Restatement Date and:

(a)	does or, in the reasonable opinion of the Agent, is likely to prevent the Borrower from performing or complying with any of its material obligations under the Finance Documents in a timely manner; and

(b)	is or, in the reasonable opinion of the Agent, is likely to be materially prejudicial to the interests of the Finance Parties under the Finance Documents (and where, for these purposes, any adjustment to the amount of the Option Price or any fee payable by the Finance Parties under the Option Agreements shall be disregarded).

New Bonds means the £700 million nominal of bonds created by the Issuer pursuant to the Restructuring.

New Debenture means the new debenture dated on or about the date of the Amendment and Restatement Agreement between the Borrower and the Security Trustee.

NGC means The National Grid Transco plc, a company incorporated under the laws of England and Wales, and for the purposes of this Agreement, shall be deemed to be any person replacing The National Grid Transco plc as operator of the national electricity transmission system from time to time.

NGC Transmission System has the meaning given to that term in the Grid Code.

Novation Certificate has the meaning given to it in Clause 25.3 (Procedure for novations).

Obligor means the Borrower and EPHL.

OECD Bank means a bank or financial institution or other entity which is incorporated in an OECD Member Country.

OECD Member Country means a country which is for the time being a member of the Organisation for Economic Co-operation and Development.

Operating Account has the meaning given to that term in the Accounts Agreement

Operating Report means the Borrower’s operating report in respect of the Reporting Period ending on the relevant Reporting Date, substantially in the form of Schedule 6.

Operating Year has the meaning given to that term in the Capacity and Tolling Agreement.

Optional Early Redemption has the meaning given to it in the Trust Deed.

Option means an option to acquire the assets of or shares in the Borrower granted to the Security Trustee under either of the Option Agreements.

Option Agreement means:

(a)	the Asset Option Agreement; or

(b)	the Share Option Agreement.

Option Price has the meaning given to Break Option Price and Enforcement Option Price in each of the Option Agreements.

Party means a party to this Agreement.

Permitted Security Interest means:

(a)	any lien arising by operation of law (or by agreement to the same or no greater effect) including, without limitation, any rights of set-off with respect to demand or time deposits with financial institutions and bankers’ liens with respect to property held by financial institutions;

(b)	any Security Interest over goods or documents of title arising in the course of letter of credit transactions entered into in the ordinary course of business;

(c)	any Security Interest over cash paid into an escrow account party under any deposit or retention of purchase price arrangements entered into under any disposal or acquisition made by the Borrower and any Security Interest created over the proceeds of the purchase price (or part) of an asset disposed of by the Borrower to secure any potential warranty claim arising from the disposal;

(d)	any Security Interest over the assets of the Borrower established to hold assets of any management or employee share option, share incentive or like scheme securing any loan made available to the Borrower to finance the acquisition of such assets;

(e)	title retention arrangements arising in the ordinary course of trading with suppliers of goods to the Borrower or arising under conditional sale or hiring arrangements in respect of goods supplied to the Borrower in the ordinary course of trading;

(f)	any Security Interest created under or in connection with or arising out of (i) any of the Industry Documents and which the Borrower is required to provide under the terms of those Industry Documents and/or (ii) the Gale Common Escrow Agreement;

(g)	any Security Interest arising under or expressly contemplated in any of the Documents, the Station Contracts, the FGD Contract and/or the Eggborough Contracts;

(h)	any Security Interest under or in connection with procurement contracts with suppliers entered into in the ordinary course of business; and

(i)	any Security Interests created with the prior written consent of the Majority Banks.

Planned Maintenance has the meaning given to that term in the Capacity and Tolling Agreement.

Plant means the totality of the approximately 2 Gigawatt Coal fired power station located at Eggborough, together with all the land and components at Gale Common and including all cooling water abstraction facilities and pipework located at or adjoining the site.

Project means the operation and maintenance of the Plant as a Reasonable and Prudent Operator.

Project Contracts means each of:

(a)	the Capacity and Tolling Agreement;

(b)	the Industry Documents;

(c)	the licence dated 10th August, 2000 to use an ash pipeline at Whitley Bridge granted to the Borrower by British Waterways Board;

(d)	the private railway sidings agreement novated to the Borrower by Railtrack plc and National Power by a novation contract dated 10th February, 2000;

(e)	the lease dated 27th May, 2002 of an easement to use two water pipes below the railway at Knottingley between Railtrack plc and the Borrower;

(f)	the Gale Common Licence in the name of the Borrower,

and any other material contract designated a Project Contract (in writing) by both the Agent and the Borrower (whose consent shall not be unreasonably withheld).

Project Taxes means all Taxes payable or to be payable by the Borrower.

Proposed Plan has the meaning given to it in Clause 15.3 (Reporting).

Qualifying Bank means:

(a)	a person which is:

(i)	a UK Lender; or

(ii)	a UK Non-Bank Lender,

but so that if the Income and Corporation Taxes Act 1988 is amended or repealed, this paragraph (a) and the definitions referred to herein shall be amended in such manner as the Agent, after consultation with the Borrower, shall reasonably determine to be necessary in order to define persons of relevant equivalent category; or

(b)	a person which is a bank or financial institution (whether incorporated in the United Kingdom or elsewhere) which, by virtue of the provisions of a double taxation agreement between the United Kingdom and the country of residence of that person is, subject only to a prior direction given to the Borrower by the United Kingdom Inland Revenue pursuant to an application by that person, eligible to have the payments made in respect of interest on the Loan made to it by the Borrower without any deduction or withholding in respect of Taxes.

Reasonable and Prudent Operator has the meaning given to that term in the Capacity and Tolling Agreement.

Redemption Proceeds has the meaning given in Clause 6.1(a) (Prepayment).

Redenomination Date has the meaning given to that term in Condition 17 (Redenomination, Renominalisation and Reconventioning).

Repayment Date means each date specified as such in Schedule 2 each such date being for the payment of a Repayment Instalment.

Repayment Instalment means each instalment for repayment of the Loan referred to in Clause 5 (Repayment).

Reporting Date mean each 31st March and 30th September following the Restatement Date provided that, where any such date is not a Business Day, the Reporting Date shall be on the next occurring Business Day.

Reporting Period means each period of six months ending on a Reporting Date.

Restatement Date has the meaning given to it in the Amendment and Restatement Agreement.

Restructuring has the meaning given to that term in the Creditor Restructuring Agreement.

Restructuring Documents has the meaning given to that term in the Creditor Restructuring Agreement.

Revenue Agreements has the meaning given to that term in the Capacity and Tolling Agreement.

RPI means the United Kingdom General Index of Retail Prices published by the Office of National Statistics (or any other body upon which the duties in connection with such index have devolved).

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****	indicates material omitted and filed separately with the Commission.

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Sale of Business Agreement means the sale of business agreement dated 15th November, 1999 between National Power and the Borrower.

Sale Proceeds has the meaning given to such term in Clause 6.1(b) (Prepayment).

Second Intercompany Loan Agreement means the £150,000,000 intercompany loan dated on or about the date of the Amendment and Restatement Agreement between EPHL and the Borrower.

Second Security Assignment means the security assignment dated on or about the date of the Amendment and Restatement Agreement between the Borrower and EPHL.

Security Asset means any asset the subject of any Security Interest under the Security Documents.

Security Documents means:

(a)	the Debentures;

(b)	the Shares Pledge;

(c)	the EPHL Assignment; and

(d)	the EPHL Security Document,

and any other document evidencing or creating any Security Interest over any asset of an Obligor to secure any obligations of the Obligors to a Finance Party under the Finance Documents.

Security Interest means any mortgage, pledge, lien, charge, assignment, hypothecation or security interest or any other agreement or arrangement having the effect of conferring security.

Security Period has the meaning given to that term in the Existing Debenture.

Share Option Agreement means the agreement between EPHL and the Security Trustee dated on or about the date of the Amendment and Restatement Agreement under which EPHL grants an option to the Security Trustee to acquire all of the shares of EPHL in the Borrower.

Share Purchase Agreement means the share purchase agreement dated 16th November, 1999 between National Power and EPHL.

Shared Spares Agreements means:

(a)	the shared spares agreement dated 10th February, 2000 between RWE NPower plc and the Borrower; and

****	indicates material omitted and filed separately with the Commission.

(b)	the strategic spares sharing agreement to be entered into by the Borrower and PowerGen UK PLC.

Shares Pledge means the shares pledge dated 8th September, 2000 between EPHL and the Security Trustee.

Share Subscription Agreement means the share subscription deed dated on or about the date of the Amendment and Restatement Agreement between the Borrower, EPHL, British Energy Group plc, the Issuer and the Security Trustee.

Station Contracts means each of:

(a)	the IT Support Services and Transition Services Agreement;

(b)	the Production Electricity Supply Agreement;

(c)	the Production Connection Agreement;

(d)	the Production On-Site Supply Agreement;

(e)	the Saint-Gobain Connection Agreement;

(f)	the Saint-Gobain Electricity Supply Agreement;

(g)	the Shared Spares Agreement;

(h)	the Technical Support Agreements; and

(i)	the National Power Intellectual Property and Know-how Licence.

Subsidiary means an entity from time to time of which a person has direct or indirect control, or owns directly or indirectly more than fifty per cent (50%) of the share capital or similar right of ownership.

Tax means any present or future tax, levy, import, duty, charge, fee, deduction or withholding in the nature of tax whatever called, wherever imposed, levied, collected, withheld or assessed by a taxing authority pursuant to a regulation having the force of law.

Technical Support Agreements means:

(a)	the technical support agreement (core services) dated 17th February, 2003 between the Borrower and Powergen UK plc; and

(b)	the technical support agreement (process control and additional services) dated 17th February, 2003 between the Borrower and RWE NPower plc.

Total Commitments means the aggregate for the time being of the Commitments, being £150,000,000 at the Restatement Date.

Transaction has the meaning given to that term in the Capacity and Tolling Agreement.

Treaty Bank means a person within paragraph (b) of the definition of Qualifying Bank.

Trust Deed means the trust deed constituting the New Bonds.

UK Lender means a person which is a bank or financial institution which is within the charge to United Kingdom corporation tax in respect of, and beneficially entitled to, a payments of interest on a Loan made by a person that was a bank for the purposes of section 349 of the Income and Corporation Taxes Act 1988 (as currently defined in section 840A of the Income and Corporation Taxes Act 1988) at the time the Loan was advanced.

UK Non-Bank Lender means:

(a)	a company resident in the United Kingdom for United Kingdom taxation purposes;

(b)	a partnership each member of which is a company resident in the United Kingdom for taxation purposes; or

(c)	a company not resident in the United Kingdom for tax purposes which carries on a trade in the United Kingdom through a permanent establishment in the United Kingdom and brings into account interest payments made to it under this Agreement in computing its chargeable profits for the purposes of section 11(2) of the Income and Corporation Taxes Act 1988, which is beneficially entitled to all payments made to it under this Agreement and which has provided to the Borrower and not retracted confirmation of the above.

Unit means, in respect of the Plant, any one of the generating units.

1.2	Construction

(a)	In this Agreement, unless the contrary intention appears, a reference to:

(i)	an amendment includes a supplement, novation or re-enactment and amended is to be construed accordingly;

(ii)	assets includes properties, revenues and rights of every description;

(iii)	an authorisation includes an authorisation, consent, approval, resolution, licence, exemption, filing and registration;

(iv)	control means the power to direct the management and policies of an entity, whether through the ownership of voting capital, by contract or otherwise;

(v)	indexed means increased annually from the date of this Agreement (or other specified date) in line with RPI;

(vi)	a month is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that if there is no numerically corresponding day in the month in which that period ends, that period shall end on the last Business Day in that calendar month;

(vii)	know your customer requirements are the identification checks that a Finance Party requests in order to meet its obligations under any applicable law or regulation to identify a person who is (or is to become) its customer

(viii)	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but if not, then being of a type with which a person of the class to whom it applies would be accustomed to apply) of any governmental, inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(ix)	a Default being outstanding means that it has not been remedied or waived;

(x)	a provision of law is a reference to that provision as amended or re-enacted;

(xi)	a Clause or a Schedule is a reference to a clause of or a schedule to this Agreement;

(xii)	a person includes its successors and assigns;

(xiii)	a Finance Document or another document is a reference to that Finance Document or other document as amended or novated; and

(xiv)	a time of day is a reference to London time.

(b)	Unless the contrary intention appears, a term used in any Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(c)	The index to and the headings in this Agreement are for convenience only and are to be ignored in construing this Agreement.

1.3	Contracts (Rights of Third Parties Act) 1999

(a)	Unless expressly provided to the contrary in a Finance Document, a person who is not a party to a Finance Document may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.

(b)	Notwithstanding any term of any Finance Document, the consent of any third party is not required for any variation (including any release or compromise of any liability under) or termination of that Finance Document.

1.4	Bank

If and for so long as there is only one Bank party hereto, references herein to the Banks, the Majority Banks and similar expressions shall be taken as references to such Bank alone and this Agreement shall be read and construed as referring, where relevant, only to such Bank, but the foregoing shall not prevent any assignment, transfer, substitution or other arrangement permitted hereby (after which there may be more than one Bank party hereto). The rights and obligations of a party acquired or assumed in any such case (including the Commitment of a Bank) shall be several.

1.5	Intercreditor Agreement and Share Subscription Agreement

Each Party acknowledges the arrangements which have been entered into pursuant to the Intercreditor Agreement and the Share Subscription Agreement and agree that each Finance Document (including this Agreement) shall be subject to the terms of the Intercreditor Agreement and the Share Subscription Agreement. To the extent that any provision of a Finance Document is inconsistent with the Intercreditor Agreement and/or the Share Subscription Agreement, the provisions of the Intercreditor Agreement and the Share Subscription Agreement shall prevail.

1.6	Majority Bank Decisions

References in this Agreement to any determination, instruction or consent of the Banks or Majority Banks shall be construed so as not to include the Issuers or any of its Affiliates to the extent that such person is otherwise a Bank under this Agreement at that time.

2.	FACILITY

2.1	Facility

Subject to the terms of this Agreement, the Banks have made available to the Borrower a term loan facility in an aggregate amount equal to the Total Commitments.

2.2	Nature of a Finance Party’s rights and obligations

(a)	The obligations of a Finance Party under the Finance Documents are several. Failure of a Finance Party to carry out those obligations does not relieve any other Party of its obligations under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of a Finance Party under the Finance Documents are divided rights. A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce those rights.

2.3	Change of currency

If the Issuer designates a Redenomination Date, then, without further action on the part of any person, with effect from the Redenomination Date:

(a)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents, in Sterling shall be translated into, or paid in, Euro; and

(b)	any redomination from sterling to euro shall be at the rate for conversion of sterling into euro as provided for under Condition 17 (Redenomination, Renominalisation and Reconventioning).

3.	PURPOSE

(a)	As at the Restatement Date, the Borrower has applied the Loans towards, among other things, payments in accordance with the funds flow statement delivered on or about September, 2000 by the Borrower to the Agent.

(b)	Without affecting the obligations of the Borrower in any way, no Finance Party is bound to monitor or verify the application of the Loan.

4.	DRAWDOWN

4.1	Drawing of the Loans

As at the Restatement Date, the Total Commitments have been fully advanced as a Loan and no further amounts may be borrowed by the Borrower under this Agreement.

5.	REPAYMENT

(a)	The Borrower must repay the Loan in full by instalments. Each instalment shall have a principal amount as set out in Schedule 2 (as adjusted from time to time following any prepayment under Clause 6 (Prepayment)).

(b)	The first Repayment Instalment shall be made on the first Repayment Date, and subsequent Repayment Instalments shall be made on each Repayment Date following the First Repayment Date. The final Repayment Instalment shall be made on the Final Repayment Date.

(c)	Where the Borrower and/or any Finance Party would have received a payment under the terms of the CTA Bonds but did not so receive solely as a consequence of an act or omission of any other Finance Party, any failure by the Borrower to make the corresponding payment under this Agreement shall not constitute a Default or a breach of this Agreement.

6.	PREPAYMENT

6.1	Prepayment

(a)	Immediately upon receipt by the Borrower of the proceeds of any early redemption of principal under all or any of the CTA Bonds or upon receipt by the Borrower of any proceeds of any purchase of all or any of the CTA Bonds under Condition 3.4 (Purchase of Bonds upon Change of Control or a Restructuring Event), 3.5 (Mandatory repurchase offers from excess cash) and Condition 3.6, (Market purchases) (each Redemption Proceeds), the Borrower shall prepay the Loan in an amount equal to such Redemption Proceeds.

(b)	If at any time the right of a Bondholder to require the Issuer to purchase all or any of the CTA Bonds in accordance with the Conditions becomes exercisable, then, if requested to do so by the Security Trustee (acting on the instructions of the Majority Banks), the Borrower shall exercise its right to require the Issuer to purchase all or any part of the CTA Bonds in accordance with the Conditions (each purchase to be made free from any Security Interest over the CTA Bonds) and immediately upon receipt by the Borrower of the proceeds of any such purchase by the Issuer (the Sale Proceeds), the Borrower shall prepay the Loan in an amount equal to such Sale Proceeds.

(c)	Each of the Finance Parties hereby agrees to release and directs the Security Trustee to release any Security Interest over any CTA Bonds to be redeemed or purchased by the Issuer in accordance with paragraphs (a) and (b) above prior to such redemption or purchase.

(d)	All prepayments under this Clause 6.1 shall be applied against the Repayment Instalments in such a manner so as to ensure that, following such prepayment, the repayment profile for the Loan remains consistent with the repayment profile for the New Bonds set out in the then applicable Amortisation Schedule.

6.2	Additional right of prepayment and cancellation

(a)	If the Borrower is required to pay to a Bank any additional amounts under Clause 11 (Taxes) and/or Clause 12 (Illegality) then, without prejudice to the obligations of the Borrower under either such Clause, the Borrower may, whilst the circumstances continue:

(i)	serve a notice of prepayment and cancellation on that Bank through the Agent;

(ii)	sell such number of the CTA Bonds as is sufficient to fund a prepayment of such Bank’s outstanding principal under the Loan to the Issuer in accordance with Condition 3.9 (Purchase of CTA Bonds upon prepayment of EPL Credit Agreement for taxes or illegality) on the condition that the Issuer cancel such CTA Bonds upon receipt (such sale to be made free from any Security Interest over such CTA Bonds.

(b)	Each of the Finance Parties hereby agrees to release and directs the Security Trustee to release any Security Interest over any CTA Bonds to be sold to the Issuer in accordance with paragraph (a)(ii) above promptly after receiving notification from the Borrower of such sale.

(c)	The Borrower shall prepay such Bank’s participation in the Loan in the case of an event referred to in (i) Clause 11 (Taxes), on the next occurring Interest Payment Date; and (ii) Clause 12 (Illegality), in accordance with the provisions of that Clause.

(d)	All prepayments made under this Clause 6.2 shall be applied against the Repayment Instalments in such manner so as to ensure that, following such prepayment, the repayment profile for the New Bonds set out in the then applicable Amortisation Schedule.

6.3	Other mandatory prepayments

(a)	The Borrower shall promptly, following receipt of any Insurance Proceeds (save for Insurance Proceeds arising through loss of availability of the Plant and consequential loss insurance (the Revenue Insurance Proceeds) and/or Insurance Proceeds arising from third party liability insurance) either:

(i)	to the extent that such Insurance Proceeds are less than £10,000,000 apply the same in meeting the liability or loss which gave rise to the claim; or

(ii)	to the extent that such Insurance Proceeds are less than £30,000,000 but greater than or equal to £10,000,000, provide a notice to the Agent (the Recovery Notice):

(A)	setting forth in reasonable detail the nature of the damage or destruction, the restoration or replacement required and the estimated cost and time to complete such restoration or replacement; and

(B)	stating that at that time (I) no Default has occurred and is continuing (other than as a result of the relevant loss), (II) such restoration or replacement is technologically and economically feasible, (III) all insurance proceeds which the Banks’ Insurance Adviser determines would be payable under the Insurances in respect of such loss, together with other resources available to the Borrower, would be sufficient to meet the estimated cost of completing such restoration or replacement and (IV) the Borrower has sufficient resources to pay all projected liabilities under the Finance Documents that become due and payable prior to the completion of such restoration or replacement.

Following receipt of the Recovery Notice, the Majority Banks shall, acting reasonably and with regard to the advice of the Banks’ Technical Adviser, notify the Agent as to whether they consent to the application of such money in meeting the liability or loss which gave rise to the claim and if such consent is granted, the Borrower shall forthwith apply such funds in such manner; or

(iii)	to the extent that such Insurance Proceeds are equal to or greater than £30,000,000, provide a Recovery Notice to the Agent and, with the consent of the Majority Banks (such consent not to be unreasonably withheld or delayed), apply the same in meeting the liability or loss which gave rise to the claim,

PROVIDED THAT:

(A)	the Borrower shall apply such amounts received within twelve months of receipt of the same; and

(B)	if any assets are replaced which were charged under any Security Documents, the Banks are granted equivalent Security Interests (to the satisfaction of the Security Trustee) over any such replacement assets or the Security Trustee is satisfied that any such replacement assets will in any event become subject to any existing Security Document providing equivalent security over such replacement asset.

(b)	In the event that the Insurance Proceeds (excluding any Revenue Insurance Proceeds or Insurance Proceeds arising from third liability insurance) are not applied in accordance with paragraph (a) above the Borrower shall apply the Insurance Proceeds to prepay the Loan in an amount equal to the amount received.

(c)	Any prepayment under paragraph (b) above shall be:

(i)	made on the expiry of the next succeeding Interest Period after the date on which the Insurance Proceeds are required to have been applied in accordance with paragraph (b); and

(ii)	applied against the Repayment Instalments in inverse order of maturity.

(d)	Any Revenue Insurance Proceeds received by the Borrower or the Finance Parties shall be paid into the Insurance Proceeds Account. If a BET Event is not continuing upon receipt into the Insurance Proceeds Account by the Account Bank of any such Revenue Insurance Proceeds (and irrespective of whether a Default has occurred or is continuing), such Revenue Insurance Proceeds shall be paid directly to BET by the Borrower or on its behalf.

6.4	Miscellaneous provisions

(a)	Any notice of prepayment under this Agreement is irrevocable. The Agent shall notify the Banks promptly of receipt of any such notice.

(b)	All prepayments under this Agreement shall be made together with accrued and unpaid interest on the amount prepaid, together with, in the case of Redemption Proceeds and/or Sales Proceeds, any net premium and/or Make-Whole Amount received by the Borrower on any such Redemption Proceeds and/or Sales Proceeds.

(c)	No prepayment is permitted except in accordance with the express terms of this Agreement.

(d)	No amount prepaid under this Agreement may subsequently be re-borrowed.

7.	INTEREST PERIODS

If an Interest Period would otherwise overrun the Final Repayment Date, it shall be shortened so that it ends on the Final Repayment Date.

****	indicates material omitted and filed separately with the Commission.

8.	INTEREST

8.1	Interest rate

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8.2	Due dates

(a)	Except as otherwise provided in this Agreement, accrued interest on the Loan is payable by the Borrower on the last day of each Interest Period.

(b)	No additional interest shall be payable as a result of the last day of an Interest Period not being a Business Day.

8.3	Delay

No Finance Party shall be entitled to any interest or other payment in respect of any delay in receipt of any payment due to it under the Finance Documents resulting from (A) the due date for a payment not being a Business Day; or (B) any failure of, or delay caused by, any Finance Party in surrendering or endorsing any Bond Certificate which if properly surrendered or endorsed would have resulted in a timely payment being made by the Borrower hereunder.

9.	OPTIONS

The Security Trustee will only exercise an Option on the instructions of the Majority Banks and in accordance with the terms of the relevant Option Agreement.

10.	PAYMENTS

10.1	Place

Save where expressly set out to the contrary in a Finance Document, all payments by the Borrower or a Bank under the Finance Documents shall be made to the Agent to a Sterling account at such office or bank in London as it may notify to the Borrower or Bank for this purpose.

10.2	Funds

Payments under the Finance Documents to the Agent shall be made for value on the due date.

10.3	Distribution

(a)	Each payment received by the Agent under the Finance Documents for another Party shall, subject to paragraph (b) below, be made available by the Agent to that Party by payment (on the date and in the currency and funds of receipt) to its account with such office or bank as it may notify to the Agent for this purpose by not less than five Business Days’ prior notice.

(b)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that Party until it has established that it has actually received that sum.

****	indicates material omitted and filed separately with the Commission.

10.4	Currency

All amounts payable under the Finance Documents are, except as otherwise provided in the Finance Documents, payable in Sterling.

10.5	Set-off and counterclaim

Except as otherwise provided in any Finance Document, all payments made by the Borrower under the Finance Documents shall be made without set-off or counterclaim.

10.6	Non-Business Days

(a)	If a payment under the Finance Documents is due on a day which is not a Business Day, the due date for that payment shall instead be the next Business Day.

(b)	Interest on overdue principal and, to the extent permitted by law, on overdue instalments of interest will accrue at the rate of interest specified in Condition 1 (Maturity, Principal and Interest).

10.7	Partial payments

(a)	If the Agent receives a payment insufficient to discharge all the amounts then due and payable by the Borrower under the Finance Documents, the Agent shall apply that payment towards the obligations of the Borrower under the Finance Documents in the following order:

(i)	first, in or towards payment of any unpaid fees, costs and expenses of the Agent;

(ii)	secondly, in or towards payment pro rata of any Financing Costs due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any Financing Principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by all the Banks, vary the order set out in sub-paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above shall override any appropriation made by the Borrower.

11.	TAXES

11.1	Gross-up

(a)	All payments by the Borrower under the Finance Documents shall be made without any deduction and free and clear of and without any deduction for or on account of any Taxes, except to the extent that the Borrower is required by law to make payment subject to any Taxes. If any Tax or amounts in respect of Tax is required by law to be deducted, from any amounts payable or paid by the Borrower, or paid or payable by the Agent to a Bank, under the Finance Documents, the Borrower shall pay such additional amounts as may be necessary to ensure that the relevant Bank receives a net amount equal to the full amount which it would have received had payment not been made subject to Tax. The Borrower shall not be obliged to make any increased payment under this Clause 11.1 to the Agent or any Bank:

(i)	if the Agent or such Bank is not or ceases to be a Qualifying Bank except in circumstances where it has ceased to be a Qualifying Bank by reason of any change in law or in its application or interpretation, in each case, taking effect after the date of this Agreement;

(ii)	to the extent that such Taxes would not have been imposed but for the failure of such Banks to comply with a certification, identification or other reporting requirement concerning nationality, residence, tax status or connection with the state or states imposing such Taxes;

(iii)	in the case of a Treaty Bank, in respect of any payment falling due before the date the Borrower has received a direction from the UK Inland Revenue that all payments by the Borrower to that Treaty Bank under the Finance Documents may be made without withholding or deduction for or on account of UK income tax, save that this sub-clause (iii) shall not apply if the Borrower has failed to comply with or co-operate (within a reasonable time of being so requested in writing) in completing any procedural formalities necessary for the Borrower to obtain authorisation to make payments to the Treaty Bank without withholding or deduction; or

(iv)	in the case of a UK Non-Bank Lender, in respect of any payment in relation to which the Board of the Inland Revenue has given (and not revoked) a direction (a Direction) under section 349C of the Income and Corporation Taxes Act 1988 (as that provision has effect on the date on which the relevant UK Non-Bank Lender became a party to this Agreement) and that UK Non-Bank Lender has received from the Borrower a certified copy of that Direction.

(b)	Each of the Agent and each Bank which is a Party to this Agreement on the Restatement Date represents that it is a Qualifying Bank on the Restatement Date. Any person that, after the Restatement Date, becomes the successor Agent or a Bank represents to the Borrower on the date it becomes a Party that, as at such date, it is a Qualifying Bank.

(c)	The Agent or any Bank which ceases to be a Qualifying Bank or becomes a Qualifying Bank under a different paragraph of the definition of that term in Clause 1.1 (Definitions) shall promptly inform the Borrower.

(d)	Each Bank that is a Qualifying Bank under paragraph (b) of the definition of Qualifying Bank in Clause 1.1 (Definitions) shall take all such steps as the Borrower may reasonably request to ensure that an appropriate direction is received from the UK Inland Revenue Financial Intermediaries and Claims Office to enable payments to be made without withholding.

(e)	Any confirmation by a Bank of its status for the purposes of the definition of UK Non-Bank Lender must be given to the Agent on or promptly after the date it becomes a Bank. The Agent must promptly forward any confirmation received by it to the Borrower. A UK Non-Bank Lender must promptly notify the Borrower and the Agent of any change in its status that may affect any confirmation made by it.

11.2	Tax Credits

(a)

If the Borrower shall become bound to pay any additional sum as referred to in Clause 11.1 (Gross-up) in respect of any deduction for or on account of any Tax, then, if any Bank or Agent shall be or become entitled to any tax credit, relief or allowance with respect to such additional payment and such Bank or the Agent actually receives a tax benefit from such tax credit, relief or allowance in its country of domicile, residence or incorporation (or in the country in which its Facility Office is located), such Bank or the Agent shall promptly (without prejudice to the right of such Bank to obtain any other reliefs or allowances which may be available to it) reimburse to the Borrower an amount equal to such part of such tax credit, relief or allowance as such Bank or the Agent shall certify to be the proportion of such tax credit or allowance as will leave such Bank or the Agent (after such reimbursement) in no worse position than it would have been in had there been no obligation to make such deduction and such additional payment with respect thereto.

(b)	Nothing in paragraph (a) above shall:

(i)	require the Agent or any Bank to disclose to the Borrower any details of its tax affairs;

(ii)	interfere with the right of the Agent or any Bank to arrange its tax affairs in whatever manner it thinks fit; or

(iii)	require the Agent or any Bank to claim relief in respect of any payment under Clause 11.1 (Gross-up) in priority to any other reliefs, claims or credits available to it.

11.3	Tax receipts

All Taxes required by law to be deducted by the Borrower from any amounts paid or payable under the Finance Documents shall be paid by the Borrower when due and the Borrower shall, within 30 days of the payment being made, deliver to the Agent for the relevant Bank copies of any receipts received from the appropriate authority.

11.4	Tax Disputes

(a)	In this Clause 11.4, the following terms shall have the following meanings:

(i)	Group Relief Dispute means any dispute in relation to the entitlement of the Borrower to claim group relief in accordance with Chapter IV, Part X of the Income and Corporation Taxes Act 1988 to set-off losses of other members of the National Power group against profits of the Borrower in respect of the period 10th February 2000 to 27th February 2000;

(ii)	Section 179 Dispute means any dispute in relation to the liability of the Borrower to corporation tax under section 179 of the Taxation of Chargeable Gains Act 1992 arising by reference to the entry into the Sale of Business Agreement and the Share Purchase Agreement;

(iii)	Tax Deed of Covenant has the meaning given in the EPHL Assignment;

(iv)	Tax Disputes means the Group Relief Dispute and the Section 179 Dispute.

(b)	In relation to the Tax Disputes:

(i)	the Borrower shall comply with all of its obligations in the Sale of Business Agreement, the Tax Deed of Covenant and the Share Purchase Agreement, which relate to the conduct and settlement of the Tax Disputes;

(ii)

the Borrower shall, to the extent possible, procure that EPHL shall and shall to the extent possible use reasonable endeavours to procure that National Power shall perform all of their obligations under the Sale of Business Agreement, the Tax Deed of Covenant and the Share Purchase Agreement so as to ensure that the Tax Disputes can be settled and agreed with the relevant taxation authorities as soon as reasonably practicable after the Restatement Date (including, without limitation, the settlement and agreement of all draft accounts and taxation returns of the Borrower relating to the Tax Disputes and all calculations of any liability of the Borrower arising as a result of the Tax Disputes);

(iii)	the Borrower shall procure that there are provided to the Agent copies of all notices, returns, documentation or other material information relating to the Tax Disputes and which have been provided by National Power to EPHL or the Borrower in accordance with the terms of the Sale of Business Agreement, the Tax Deed Covenant and the Share Purchase Agreement and the Borrower shall provide, every six months from the Restatement Date, a report in writing to the Agent as to the progress made in the settlement and agreement of the Tax Disputes;

(iv)	in the event that the Borrower shall suffer a liability to Tax on settlement and agreement of the Tax Disputes, the Borrower shall procure that EPHL shall make a claim for payment by National Power in respect of such liability in accordance with the terms of the Tax Deed of Covenant and the Borrower will apply any such payment received from EPHL in payment of such liability to the relevant taxation authority.

(c)	The Borrower shall supply to the Agent forthwith details in writing of any material dispute (other than the Tax Disputes, to which the provisions of sub-clause 11.4(b) shall apply) with the Inland Revenue, HM Customs & Excise or any other relevant taxation authority, which dispute would, if settled or agreed in favour of the relevant taxation authority, have a Material Adverse Effect and/or would be reasonably likely to result in a failure by the Borrower to comply with its agreement as set out in sub-clause 11.4(e). Where any dispute arises to which the provisions of this sub-clause 11.4(c) apply, the Borrower shall keep the Agent reasonably informed in writing (including as to any significant or material developments) in relation to the progress made in the settlement and agreement of the relevant dispute.

(d)	In relation to any period commencing on or after the Restatement Date, the Borrower shall not, except with the prior written consent of the Agent, and save where the same are entered into in the usual course of the trade or business of the Borrower, enter into any transaction and/or make any election, notification or agreement in relation to tax, the taxation treatment or consequences of which would be reasonably likely to have a Material Adverse Effect and/or would be reasonably likely to result in a failure by the Borrower to comply with its agreement as set out in sub-clause 11.1(e).

(e)	The Borrower shall, so far as is reasonably practicable, ensure that the tax affairs of the Borrower are conducted in a manner which is consistent with, and otherwise with a view to facilitating, the transactions contemplated by the Asset Option Agreement and the Share Option Agreement insofar as the same relate to value added tax, stamp duty, the apportionment of consideration to the assets of the Borrower and the making of any election or other notification relating to capital allowances, capital gains tax or as otherwise contemplated therein.

12.	ILLEGALITY

If it is or becomes unlawful in any relevant jurisdiction for a Bank to give effect to any of its obligations as contemplated by this Agreement or to fund or maintain its participation in the Loan, then:

(a)	that Bank may notify the Borrower through the Agent accordingly; and

(b)	the Borrower shall before the latest date permitted by the relevant law prepay the participations of that Bank in the Loan.

13.	MITIGATION

If circumstances arise, in respect of any Finance Party which would, or would upon the giving of notice, result in:

(a)	the Borrower being obliged to pay to or for the account of that Finance Party additional amounts under Clause 11.1 (Gross-up); or

(b)	the Borrower being obliged to prepay that Finance Party’s participation in the Loan under Clause 12 (Illegality),

then, without in any way limiting, reducing or otherwise qualifying the Borrower’s obligations under Clause 11.1 (Gross-up) or Clause 12 (Illegality), the relevant Finance Party shall, in consultation with the Agent and the Borrower, use reasonable efforts, for a period not exceeding 30 days, to take such steps as may be open to it to remove such circumstances or to mitigate the consequences to the Borrower thereof, including (without limitation) changing its Facility Office to one in another jurisdiction or transferring its rights and obligations under this Agreement to another institution, unless, in any such case, to do so is likely (in the opinion of that Finance Party) to be prejudicial to that Finance Party.

14.	REPRESENTATIONS AND WARRANTIES

14.1	Representations and warranties

The Borrower makes the representations and warranties set out in this Clause 14 to each Finance Party:

14.2	Status

It is a limited liability company, duly incorporated and validly existing under English laws.

14.3	Powers and authority

It has the power to enter into and perform, and has taken all necessary action to authorise the entry into, performance and delivery of, the Documents to which it is a party and the transactions contemplated by those Documents.

14.4	Legal validity

Each Document to which it is a party creates the rights and obligations it purports to create and constitutes, or when executed in accordance with its terms will constitute, the Borrower’s legal, valid and binding obligation enforceable in accordance with its terms (subject to the qualifications as to the matters of law only (if any) contained in the legal opinions received by the Agent in connection with the Finance Documents).

14.5	Non-conflict

The entry into and performance by it of, and the transactions contemplated by, the Documents to which it is a party do not:

(a)	conflict with any existing law or regulation or judicial or official order to which it is subject; or

(b)	conflict with the constitutional documents of the Borrower; or

(c)	conflict in any material respect with any document which is binding upon the Borrower or any asset of the Borrower.

14.6	Authorisations

All authorisations required in connection with the Obligors’ entry into, performance, validity and enforceability of the Documents and the transactions contemplated by the Documents have been obtained or effected on or before the date they are required and no steps have been taken to revoke or cancel any authorisation obtained or effected.

14.7	Pari passu ranking

Its obligations under the Finance Documents rank and will rank at least pari passu with all its unsecured obligations with the exception of any obligations which are mandatorily preferred by law and not by contract.

14.8	Project Contracts

(a)	The copies of the Project Contracts, the Station Contracts, the Second Intercompany Loan Agreement and the Intercompany Loan Agreement which it has delivered to the Agent are true and complete copies of those contracts.

(b)	There are no other material agreements to which it is a party on the Restatement Date and which are not Excluded Contracts as defined in the Asset Option Agreement, copies of which have not been delivered to the Agent prior to the date of the Amendment and Restatement Agreement.

14.9	Status of Security

Each Security Document confers the Security Interests it purports to confer over the Security Assets and those Security Interests are not subject to any prior or pari passu Security Interest (other than any Permitted Security Interests).

14.10	Subsidiaries

The Borrower is a Subsidiary of the Issuer.

14.11	Options

No person other than:

(a)	the Finance Parties; or

(b)	BET pursuant to clauses 9.6 and/or 10.2 of the Capacity and Tolling Agreement,

has any right to call for the issue or transfer of any share capital or loan stock in the Borrower.

14.12	Pensions

(a)	Except pursuant to the BEC Group, the Borrower is not under an obligation or commitment (whether or not legally enforceable) to pay, provide or contribute towards, any relevant benefit as defined in section 612 of the Income and Corporation Taxes Act 1988 for or in respect of any past or present employee, officer or director (or any spouse, child or dependant of any past or present employee, officer or director).

(b)	The BEC Group is, and has been since is commencement, approved by the Board of Inland Revenue for the purposes of section 592 of the Income and Corporation Taxes Act 1988 and there is no ground on which such approval may be withdrawn or cease to apply.

(c)	The active members of the BEC Group are contracted-out of the second tier of state pension provision by reference to the BEC Group and have been covered by a contracting-out certificate as of the date when their employment was first treated as contracted-out. There is no ground on which contracted-out status may be withdrawn or cease to apply.

(d)	The BEC Group has at all times been operated materially in accordance with, and the BEC Group trustees and all of the employers participating in the BEC Group have observed and performed all their obligations under, the documents governing the BEC Group, the requirements of the Inland Revenue for approval (as defined in this Clause 14.12) and all applicable laws.

(e)	Either BE or the Issuer is the Principal Employer of the BEC Group.

(f)	Except for BE and/or the Issuer, the Borrower is the sole participating employer in the BEC Group.

14.13	Times for making representations and warranties

The representations and warranties set out in this Clause 14 are made on the Restatement Date.

15.	UNDERTAKINGS

15.1	Duration

The undertakings in this Clause 15 remain in force from the Restatement Date for so long as any amount may be outstanding under the Finance Documents (other than the Option Agreements) but provided that the undertakings in Clauses 15.2 (other than sub-clauses 15.2(a) and (b)), 15.3, 15.4(f), 15.8, (insofar as it relates to Documents which are not Finance Documents), 15.13, 15.17, 15.18, 15.19, 15.20, 15.26, 15.28, 15.30 and 15.31 shall only remain in force from the Restatement Date up to (and including) the earlier of (a) the Break Option Completion Date and (b) the Enforcement Option Completion Date.

15.2	Financial information

The Borrower shall supply to the Agent in sufficient copies for all the Banks:

(a)	as soon as the same are available (and in any event within 180 days of the end of each of its financial years) its audited accounts for that financial year; and

(b)	as soon as the same are available (and in any event within 120 days of the end of the first half-year of each of its financial years) its unaudited accounts for that half-year.

(c)	as soon as the same are available, its quarterly management accounts;

(d)	as soon as the same are available, the audited accounts of BET for that financial year;

(e)	as soon as the same are available for each of its financial years the unaudited accounts of BET for the first half-year of such financial year; and

(f)	as soon as the same is available, each Annual Operating Plan.

15.3	Reporting

(a)	Determination of reports

(i)	Not later than 25 days nor earlier than 30 days prior to the determination of the Annual Operating Plan for each year in accordance with the terms of the CTA (the Proposed Plan), the Borrower will forward such Proposed Plan to the Agent and the Banks’ Technical Adviser.

(ii)	The Agent may request that the Banks’ Technical Adviser review the Proposed Plan to confirm whether the Borrower would be acting as a Reasonable and Prudent Operator (as of the date of such confirmation and given the circumstances then existing) were it to comply with the Proposed Plan.

(iii)	Not later than 30 days after receipt of the Proposed Plan, the Agent shall either:

(A)	if the Banks’ Technical Adviser considers that any amendments are required to be made to the Proposed Plan so as to give the confirmation set out in Clause 15.3(a)(ii) notify the Borrower of such amendments; or

(B)	notify the Borrower of its acceptance of the Proposed Plan, in which case the Proposed Plan shall be finally determined as the Annual Operating Plan for the relevant year.

(iv)	In the event that the Borrower and the Agent are unable to agree to the Banks’ Technical Adviser’s recommendations, within 10 days of receipt of the same by the Borrower, the matter under dispute may, at the request of either the Borrower or the Agent, be referred to an expert appointed by agreement between the Borrower and the Agent (the Operating Expert). Failing any such agreement within 5 days of the first nomination by either the Borrower or the Agent, the Operating Expert shall be one or more persons nominated on the application of either the Agent or the Borrower by the president for the time being of the Institute of Electrical Engineers. The party making such application shall request the relevant person to nominate a person with appropriate expertise and no interest in the outcome (as stated above). The costs of any reference to the Operating Expert shall be borne by the Borrower unless the determination of the Operating Expert follows the Borrower’s proposal, in which such case, the Agent shall be responsible for such costs of reference.

(v)	The Borrower and the Agent will each provide the Operating Expert with their own proposal together with whatever supporting evidence they think appropriate.

(vi)	The Operating Expert shall not be bound to choose either the proposal made by the Borrower or that made by the Agent but shall be free to make his own determination of the point referred to him. The Operating Expert’s determination shall (save in the case of manifest error) be final and binding on all the parties hereto and shall be used in the Proposed Plan.

(vii)	The Operating Expert shall act as an expert in determining the matter referred to him and not as an arbitrator.

(viii)	Following the notification by the Operating Expert of his determination under paragraph (vii) above, the Proposed Plan shall be finally determined for the relevant period with such amendments as the Expert shall have notified to the Agent and the Borrower.

(b)	Operating Report

The Borrower shall supply the Operating Report to the Agent and Banks’ Technical Adviser, within 20 Business Days after the end of each Reporting Period.

15.4	Information – miscellaneous

The Borrower shall supply to the Agent (to the extent not already disclosed):

(a)	promptly upon becoming aware of them, details of any material litigation, arbitration or administrative proceedings involving the Borrower which are current, threatened or pending;

(b)	promptly, such further information in its possession or control regarding its financial condition or operations as the Agent may reasonably request;

(c)	promptly upon becoming aware of them, details of any claim made by the Borrower under any Insurance where such claim is for a sum in excess of £100,000 (before deductibles) or where the amount of such claim when aggregated with all other amounts claimed by the Borrower under any Insurances during the previous six months exceeds £500,000;

(d)	promptly upon becoming aware of them, copies of all valid notices of default, termination, or material claims or material demands made against it under a Project Contract, or affecting the Plant and details of any action it proposes to take in relation to the same;

(e)	promptly upon becoming aware of them, details of any unplanned shutdown of any Unit in excess of 10 days or any material suspension or material reduction of coal supply;

(f)	promptly upon becoming aware of them, details of any event which may constitute a Force Majeure Event under any Project Contract or Station Contract;

(g)	promptly upon becoming aware thereof, details of any event which would have a Material Adverse Effect;

(h)	promptly upon becoming aware of them, details of any material damage to or destruction of the Plant;

(i)	promptly upon becoming aware thereof, details of any non-compliance with any applicable Environmental Law or applicable Environmental Licence of which it is aware and of any Environmental Claim or any suspension, revocation or modification of any Environmental Licence which would, in each case, have a Material Adverse Effect and its proposals for the action to be taken with respect to those matters;

(j)	promptly upon becoming aware thereof, details of any actual or suspected Environmental Contamination and its proposals for remedying or otherwise addressing that Environmental Contamination;

(k)	promptly upon becoming aware thereof, details of any future requirement under any applicable Environmental Law or any applicable Environmental Licence in respect of the Plant which would have a Material Adverse Effect; and

(l)	promptly upon becoming aware thereof, details of any mining or other activity which commences or is planned to commence beneath the Plant or any part of it which is likely to cause material disturbance to the operation of the Plant or necessitate any material expenditure in relation to the Plant and set out the actions which it intends to take to mitigate such disturbances or expenditure.

15.5	Access to Plant, records and accounts

(a)	The Borrower shall procure that the Agent and the Banks’ Technical Adviser be allowed access (i) quarterly (on the basis of the scope to be agreed by Borrower and the Agent) and also (ii) on or after the occurrence of a Default during normal business hours with reasonable notice (subject to the Borrower’s operating requirements) to inspect the Plant, the technical and statistical data, accounting books, records and other data in the possession or control of the Borrower with respect to the Plant as they may reasonably require for the purposes of performing their respective duties in relation to this Agreement and to take copies of any documents inspected.

(b)	The Borrower shall procure that the Agent and the Banks are together allowed access during normal business hours to the Plant at least once a year, upon the giving of four week’s notice by the Agent to the Borrower.

(c)	The Borrower shall keep and maintain up to date in accordance with good business practice and all applicable laws all statutory books, books of account, bank statements and other records of the Borrower.

15.6	Notification of Default

The Borrower shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon its occurrence.

15.7	Compliance certificates

The Borrower shall supply to the Agent:

(a)	together with the accounts specified in Clause 15.2(a) (Financial information); and

(b)	promptly at any other time, if the Agent so reasonably requests,

a certificate signed by two of its senior officers on its behalf certifying that, to the best of its knowledge and belief, no Default is outstanding or, if a Default is outstanding, specifying the Default and the steps, if any, being taken to remedy it.

15.8	Authorisations

(a)	The Borrower shall promptly:

(i)	obtain, maintain and comply with the terms of; and

(ii)	supply certified copies to the Agent of,

any material authorisation required under any applicable law or regulation to enable it to perform its obligations under, or for the validity or enforceability of, any Document.

(b)	Paragraph (a) above shall not apply to any authorisation which a person other than the Borrower is obliged to obtain under any Project Contract.

15.9	Pari passu ranking

The Borrower shall procure that its obligations under the Finance Documents do and will rank at least pari passu with all its other present and future unsecured obligations, except for obligations mandatorily preferred by law applying to companies generally.

15.10	Negative pledge

(a)	The Borrower shall not create or permit to subsist any Security Interest on any of its assets.

(b)	Paragraph (a) does not apply to any Permitted Security Interest.

15.11	Borrowings

The Borrower shall not incur any Financial Indebtedness except:

(a)	Financial Indebtedness under the Documents and the Station Contracts;

(b)	Financial Indebtedness secured by a Permitted Security Interest;

(c)	Financial Indebtedness under the Eggborough Contracts and/or the Second Intercompany Loan Agreement, in each case as in effect at the Restructuring Date;

(d)	Financial Indebtedness incurred pursuant to Condition 8.2 (Limitation on Restricted Payment), in an amount not exceeding £5,300,000 provided by another member of the Group in order that the Borrower may make interest payments (including any additional amounts payable under Clause 11.1 (Gross-up)) in accordance with the provisions of Condition 8.2 (Limitation on Restricted Payment); and

(e)	indebtedness falling within paragraph (f) of the definition of Financial Indebtedness which relates only to equipment leases with an aggregate value not in excess of £10,000,000 (indexed from 8th September, 2000).

15.12	Loans and credit

The Borrower shall not make any loans or provide credit except for:

(a)	credit provided under any Project Contract, Station Contract, Eggborough Contract or the Intercompany Loan Agreement;

(b)	loans or credit approved in writing by the Agent with the agreement of the Majority Banks (such agreement not to be unreasonably withheld or delayed);

(c)	trade credit on customary terms; and

(d)	loans to employees of the Borrower up to a maximum aggregate amount of £1,000,000.

15.13	Capital expenditure

The Borrower shall comply with its capital expenditure obligations under clause 10 of the Capacity and Tolling Agreement as in effect at the Restructuring Date.

15.14	Disposals

(a)	Except with the prior written consent of the Agent (not to be unreasonably withheld or delayed) the Borrower shall not either in a single transaction or in a series of transactions, whether related or not and whether voluntarily or involuntarily, sell, transfer, grant or lease or otherwise dispose of all or any substantial part of its assets.

(b)	Paragraph (a) above does not apply to:

(i)	disposals made in the ordinary course of business of the disposing entity (including, without limitation, the entering into of a lease with Rocktron Limited and/or any Affiliate thereof relating to an ash processing plant);

(ii)	disposals expressly contemplated by or permitted under any Document, Eggborough Contract or Station Contract;

(iii)	disposals of assets in exchange for other assets comparable or superior as to type, value and quality;

(iv)	Permitted Security Interests;

(v)	disposals made pursuant to, or expressly contemplated by, any documents, agreements or other arrangements entered into by the Borrower on or after the Break Option Completion Date in respect of transactions of a similar nature to those specified in or contemplated by the Capacity and Tolling Agreement; or

(vi)	post the Break Option Completion Date, disposals by way of upstream of tax losses for no consideration to another member of the Group.

15.15	Mergers and acquisitions

The Borrower shall not enter into any amalgamation, demerger, merger or (other than as contemplated by the Creditor Restructuring Agreement) reconstruction but without prejudice to any ability of any other member of the Group to enter into such a transaction.

15.16	Operation and maintenance

The Borrower shall operate and maintain the Plant in accordance with the standards of a Reasonable and Prudent Operator.

15.17	Approved Fuel

The Borrower shall:

(a)	procure that for each semi-annual period in any Operating Year such amount of coal that is Approved Fuel is maintained at the Plant as would be maintained by a Reasonable and Prudent Operator;

(b)	not less than once every twelve months consult with the Banks’ Technical Adviser and in accordance with its recommended specifications, agree standards for coal that is Approved Fuel in accordance with clause 6.2 of the Capacity and Tolling Agreement; and

(c)	not enter into any contract for the sale and purchase of fuel (and shall not take by novation any such contract from BET) having an expiry after the Break Option Completion Date without the prior consent of the Agent (such consent not to be unreasonably withheld or delayed).

In the event that the Borrower and the Banks’ Technical Adviser cannot agree standards for coal in accordance with subparagraph (b) above within 30 Business Days, clause 17 of the Capacity and Tolling Agreement shall apply to such dispute as if the reference to “Parties” therein where a reference to the Borrower and the Banks’ Technical Adviser and save that the cost of the Expert (as defined therein) shall be borne equally by the Finance Parties and the Borrower. At any time while a dispute is continuing, any previous standards for coal agreed between the Borrower and the Banks’ Technical Adviser shall apply.

15.18	Project Contracts

The Borrower shall not, without the prior written consent of the Agent (such consent not to be unreasonably withheld or delayed), agree to:

(a)	any material amendment to any Project Contract or the Second Intercompany Loan Agreement;

(b)	waive compliance with any material provision of any Project Contract; or

(c)	any assignment or transfer of rights and/or obligations under any Project Contract or the Second Intercompany Loan Agreement,

unless:

(i)	in the case of any Industry Document, the Borrower is obliged to do so by applicable law or regulation; or

(ii)	where (other than in respect of the Capacity and Tolling Agreement) the Borrower in good faith determines that such amendment, waiver, assignment or transfer does not have a Material Adverse Effect.

15.19	Station Contracts

The Borrower shall on the expiry of any Station Contract enter into such other technical or other support arrangements as are necessary for it to operate the Plant in accordance with the standards of a Reasonable and Prudent Operator.

15.20	Material contracts

Except with the prior written consent of the Agent (not to be unreasonably withheld or delayed) the Borrower shall not enter into any material contracts, except (a) the Documents; or (b) contracts entered into in the normal course of business where any amounts payable by the Borrower in respect of such contracts are funded in accordance with the Capacity and Tolling Agreement; (c) the FGD Contract or any other contracts in respect of the Capital Investment Works; (d) any contract the Borrower is required to enter into under applicable law; (e) contracts expressly permitted or contemplated under the

Documents, including, without limitation, the Share Subscription Agreement; (f) post the Break Option Completion Date, contracts entered into in the ordinary course of business (including, without limitation, any documents, agreements or other arrangements entered into by the Borrower on or after the Break Option Completion Date in respect of transactions of a similar nature to those specified in, and contemplated by, the Capacity and Tolling Agreement) (g) the Eggborough Contracts or (h) the entering into of a lease with Rocktron Research Limited and Rocktron Limited relating to an ash processing plant.

15.21	No other business

The Borrower shall not engage in any business or activities, either alone or in partnership or joint venture other than those directly associated with the Project and those envisaged by the Documents, the Share Subscription Agreement, the Eggborough Contracts, the FGD Contract and the Station Documents and any other documents, agreements or other arrangements entered into by the Borrower on or after the Break Option Completion Date in respect of transactions of a similar nature to those specified in, and contemplated by, the Capacity and Tolling Agreement.

15.22	Compliance with laws and payment of Taxes

(a)	Subject to Clause 15.23 (Environmental Matters), the Borrower shall comply with all laws and regulations applicable to it in all material respects.

(b)	The Borrower shall file, or procure the filing of, all tax and informational returns that are required to be filed by it in any relevant jurisdiction, and shall pay or procure payment of all its Taxes when due, except to the extent the Taxes are contested in good faith and by appropriate means, and a reserve reasonably regarded by the Borrower as adequate has been set aside for payment of those Taxes.

(c)	The Borrower will remain registered for value added tax, climate change levy, landfill tax and all other taxes in relation to which the Borrower is liable to be registered and will comply in all material respects with all requirements in relation to such registrations.

(d)	The Borrower will not assume any liability to pay, reimburse or indemnify any person (including any taxation authority) an amount in respect of any taxation liability, which is the primary liability of any other person.

(e)	Except as discussed and agreed in writing with the Agent (such consent not to be unreasonably withheld or delayed), the Borrower will not become involved in any transaction or series of transactions which, or any part of which, would for tax purposes be disregarded by reason of any motive to avoid a possible liability to tax other than any transaction or series of transactions which have been specifically anticipated by the Documents or the Share Subscription Agreement.

(f)	The Borrower will retain all books and records of the Borrower and such other information as may be relevant to any taxation liability of the Borrower or any tax and information returns required to be filed by the Borrower in any relevant jurisdiction.

(g)	Except with the prior written consent of the Agent (such consent not to be unreasonably withheld or delayed), neither the Borrower nor any relevant associate (as defined for the purposes of paragraph 3(7) of Schedule 10 to the Value Added Tax Act 1994) will elect to waive the exemption for value added tax purposes in relation to any land comprised within the Plant (and the Borrower confirms at the Restatement Date that it is in compliance with this paragraph).

15.23	Environmental Matters

(a)	The Borrower shall comply in all material respects with:

(i)	all applicable Environmental Law; and

(ii)	the terms and conditions of all Environmental Licences applicable to it,

(iii)	and for this purpose will implement procedures consistent with the standards of a Reasonable and Prudent Operator to monitor compliance and contain liability under Environmental Law. The Borrower may participate in any emissions trading scheme in which a Reasonable and Prudent Operator would participate.

(b)	The Borrower shall not make any declaration or other binding written commitment not to operate the Plant (or any one or more generating unit thereof) for more than 20,000 operation hours starting from 1st January, 2008 and ending no later than 31st December, 2015 as described in Article 4(a) of the Large Combustion Plants Directive (being Directive 2001/80/EC of the European Parliament and of the Council of 23rd October, 2001 on the limitation of emissions of certain pollutants into the air from large combustion plants) (and/or any other form of submission and/ or notification as may be required by the relevant authority confirming or implementing the same) other than as submitted to the Environment Agency Site Inspector on 29th June, 2004, without the prior consent of the Majority Banks (such consent not to be unreasonably withheld).

15.24	Share capital

Save as permitted or contemplated under the Documents, the Borrower shall not purchase, cancel or redeem any of its share capital or issue any further voting capital.

15.25	Investments

Save as permitted or contemplated in any Finance Document, the Borrower shall not:

(a)	acquire any share or loan capital of any corporate body or other investments;

(b)	other than with the prior written consent of the Agent, open or maintain any accounts other than the Accounts or any other account contemplated under the Accounts Agreement and/or under the Gale Common Escrow Agreement; or

(c)	have or acquire any Subsidiary whether by formation or otherwise.

15.26	Distributions

(a)	The Borrower shall not make or pay any Distribution if a Default has occurred and is continuing.

(b)	The Borrower shall not make or pay any payment to BET or BE in respect of:

(i)	any Transaction;

(ii)	any amount received under a Revenue Agreement; and

(iii)	Additional Benefits (as defined in the Capacity and Tolling Agreement),

if a BET Event has occurred and is continuing.

15.27	Insurances

The Borrower shall enter into and maintain insurance for the duration of the remainder of the Security Period in accordance with Schedule 4 and with financially sound and reputable insurers.

15.28	Power to remedy

(a)	In case of (i) an Event of Default that has occurred and is continuing or a default by the Borrower in complying with Clause 15.16 (Operation and maintenance) that has occurred and is continuing and (ii) the Borrower failing to confirm to the Agent within 10 Business Days of receipt of a demand from the Agent that it is taking steps (and setting out those steps in reasonable detail) to remedy such default, the Borrower shall permit the Agent or its agents and contractors to enter the Plant and to comply with or object to any notice served on the Borrower in respect of the Plant and to effect such repairs or insurance or generally do such things or pay all such costs, charges and expenses as the Agent may reasonably consider necessary or desirable to remedy any Event of Default or to prevent or remedy any breach of Clause 15.16 (Operation and maintenance) or to comply with or object to any notice.

(b)	The Borrower will indemnify and keep the Agent indemnified against all losses, costs, charges and expenses reasonably incurred by it in connection with the exercise of the powers contained in this Clause 15.28, save for any losses, costs, charges and expenses arising out of the wilful default or gross negligence of the Agent, its agents or contractors.

15.29	Constitutional Documents

The Borrower will not make any material alteration to its constitutional documents without the prior written consent of the Agent.

15.30	Employees

(a)	the Borrower will ensure that suitable, appropriately qualified, experienced and competent personnel are used to staff the Plant; and

(b)	the Borrower will ensure that staffing levels are maintained at a level adequate to ensure the efficient and effective operation and maintenance of the Plant, in each case in accordance with the standards of a Reasonable and Prudent Operator; and

(c)	other than in the ordinary course of business or with the consent of the Agent, the Borrower will not make, propose or permit any material changes to the terms and conditions of employment of any person employed by the Borrower and/or who provides services to the Plant (where such change is detrimental to the Borrower) or increase the level of remuneration payable to or in respect of such person.

15.31	Mothballing

(a)	In this Clause, Mothballing means the preparation of one or more Units at the Plant for long term storage (being a period of 3 months or more) with a view to re-commissioning at some undetermined future date.

(b)	The Borrower will promptly notify the Agent of any proposal for Mothballing at the Plant and consult in good faith with the Agent in respect of such proposal.

(c)	The Borrower will not effect a Mothballing unless to do so would accord with the operation and maintenance of the Plant in accordance with the standards of a Reasonable and Prudent Operator.

15.32	Accounts

The Borrower will ensure that the audited accounts of the Borrower:

(a)	are prepared in accordance with accounting principles and practices generally accepted in the United Kingdom consistently applied;

(b)	are audited by PricewaterhouseCoopers or such other firm of international auditors reasonably acceptable to the Majority Banks; and

(c)	fairly represent the respective financial condition of the Borrower as at the date to which they were drawn up.

15.33	Know your customer requirements

(a)	The Borrower must as soon as reasonably practicable on the request of any Finance Party supply to that Finance Party any documentation or other evidence which is reasonably requested by that Finance Party (whether for itself, on behalf of any Finance Party or any prospective new Bank) to enable a Finance Party or prospective new Bank to carry out and be satisfied with the results of all applicable know your customer requirements.

(b)	Each Bank must promptly on the request of the Facility Agent supply to the Facility Agent any documentation or other evidence which is reasonably required by the Facility Agent to carry out and be satisfied with the results of all applicable know your customer requirements

16.	PENSIONS

The Borrower covenants that it shall:

(a)	pay all contributions as and when due in respect of Members and Former Members (as defined in the ESPS) associated with the BEC Group as and when they fall due (including, but without limitation, contributions or payments in respect of ensuring that all lump sum benefits payable in the event of the death of a member in service are fully insured at all times);

(b)	comply with all laws, Inland Revenue requirements and governing documents in respect of the BEC Group;

(c)	not without the written consent of the Agent (not to be unreasonably withheld or delayed) act or omit to do anything within its power that may:

(i)	result in a debt owing by the Borrower under section 75 of the Pensions Act 1995 to the trustees of the BEC Group; or

(ii)	prejudice the approval of the BEC Group by the Inland Revenue; and

(d)	not, without the written consent of the Agent (not to be unreasonably withheld or delayed) act or omit to do anything within its power that is out of the ordinary course of administration of the BEC Group and that might result in a material increase in the liabilities or a material reduction in the funding level under the BEC Group.

The covenants in this Clause 16 shall only apply until the earlier of (a) the Break Option Date and (b) the Enforcement Option Completion Date.

17.	DEFAULT

17.1	Events of Default

(a)	Subject to paragraphs (b) and (c) below, each of the events set out below under the headings of Payment Default, Station Default and Residual Default is an Event of Default (whether or not caused by any reason whatsoever outside the control of the Borrower or any other person).

(b)	It shall not be an Event of Default if the relevant event or circumstance relates only to a non-payment under the Capacity and Tolling Agreement and, within 14 days of the earlier of the Borrower becoming aware of such default and receipt by the Borrower of written notice from the Agent requiring the failure to be remedied, the Borrower has procured that another member of the Group (not being an Obligor) (the Substitute Group Member) has assumed and is in compliance with all material obligations of BET as party to the Capacity and Tolling Agreement, from which time all references in the Finance Documents to BET shall be replaced with a reference to that Substitute Group Member.

(c)	The events and circumstances listed in Clauses 17.8 (Project Contracts) and (to the extent that they relate to Documents which are not Finance Documents) 17.9(Illegality) will cease being Events of Default following the Break Option Completion Date.

A.	PAYMENT DEFAULT

The Event of Default in this section A is a Payment Default.

17.2	Non-payment

Subject to Clauses 5(c) (Repayment) and 8.3 (Delay), an Obligor does not pay on the due date any amount payable by it under the Finance Documents to the Finance Parties at the place, and in the currency, in which it is expressed to be payable and such failure to pay continues unremedied for 14 days.

B.	STATION DEFAULT

Each of the Events of Default in this section B is a Station Default.

17.3	Non-payment under Capacity and Tolling Agreement

BET fails to pay an amount due to the Borrower under the Capacity and Tolling Agreement and such non-payment continues unremedied (a) in the case of a non-payment in respect of general payroll costs, caused solely by technical or administrative error, for a period of five Business Days, or (b) in any other case, for a period of 14 days following BET becoming aware of the non-payment (except where such failure to pay is (i) in aggregate in respect of amounts due not exceeding £100,000 and where such amounts are paid within 120 days; or (ii) on account of a bona fide dispute in respect of the relevant payment and the Borrower or BET is pursuing such dispute in good faith and by appropriate means).

17.4	Breach of Covenants

The Borrower does not comply with the provisions of Clause 15 (Undertakings), Clause 16 (Pensions) or any provision of an Option Agreement and such non-compliance: (i) has a Material Adverse Effect, and (ii) if capable of remedy, is not remedied or cured, within 60 days after the earlier of the Borrower becoming aware of such default and receipt by the Borrower of written notice from the Agent requiring the failure to be remedied.

17.5	Breach of other obligations

An Obligor does not comply with any provision of the Finance Documents (other than (i) those referred to in Clause 17.2 (Non-payment), Clause 17.3 (Non-payment under Capacity and Tolling Agreement) and Clause 17.4 (Breach of Covenants)), and such non-compliance: (i) has a Material Adverse Effect and (ii) if capable of remedy, is not remedied or cured within 120 days after the earlier of an Obligor becoming aware of such default and receipt by an Obligor of written notice from the Agent requiring the failure to be remedied.

17.6	Misrepresentation

A representation, warranty or statement made in any Finance Document by or on behalf of an Obligor is incorrect in any respect when made or deemed to be made, where (i) such misrepresentation has a Material Adverse Effect; and (ii) the circumstance causing such representation, warranty or statement to be incorrect if capable of remedy, is not remedied within 45 days after the earlier of an Obligor becoming aware of such misrepresentation, warranty or statement being incorrect and receipt by an Obligor of written notice requiring the circumstance to be remedied.

17.7	Cross-default

(a)	Any Financial Indebtedness of the Borrower is not paid when due and payable (or within any applicable grace period); or

(b)	any Financial Indebtedness of the Borrower becomes prematurely due and payable or is placed on demand as a result of an event of default (howsoever described) under the document relating to that Financial Indebtedness; or

(c)	any commitment for, or underwriting of, any Financial Indebtedness of the Borrower is cancelled or suspended as a result of an event of default (howsoever described) under the document relating to that Financial Indebtedness; or

(d)	in relation to any interest rate, currency swap, forward exchange contract, other hedging arrangements, derivative or similar transaction to which the Borrower is party for the time being the Borrower fails to make a payment of any sum on its due date;

unless the aggregate amount of such Financial Indebtedness referred to in paragraphs (a) to (d) (inclusive) above, does not exceed £5,000,000.

17.8	Project Contracts

(a)	Any party to a Project Contract does not comply with any provision of that Project Contract and such non-compliance (i) has a Material Adverse Effect and (ii) if capable of remedy, is not remedied or cured within 60 days of the earlier of the Borrower becoming aware of such default and receipt by the Borrower of written notice from the Agent requiring the failure to be remedied.

(b)	Any Project Contract terminates or any party to a Project Contract issues a valid notice of termination of that Project Contract in each case otherwise than by reason of full performance of the agreement or expiry of its term where such event has a Material Adverse Effect and, in the case of a Project Contract, other than any Industry Document which is not available for the Borrower to enter into, the Borrower fails within (i) 120 days to supply to the Agent a substitute contract for that Project Contract in form and substance reasonably satisfactory to the Majority Banks and (ii) but only where the Project Contract which has terminated or is the subject of a valid termination notice is the Capacity and Tolling Agreement, the Borrower fails within 14 days of termination to supply to the Agent a substitute contract with, or a guarantee from, another member of the Group in respect of the payment obligations of BET under the Capacity and Tolling Agreement.

17.9	Illegality

(a)	It is or becomes unlawful for an Obligor to perform any of its material obligations under the Documents and the same has a Material Adverse Effect and, in the case of a Project Contract (not being the Capacity and Tolling Agreement), the Borrower fails to replace such Project Contract within 120 days of occurrence of such event.

(b)	Any Document or any provision of any Document is required by any law or regulation having the force of law to be waived, amended, modified or abandoned and the same has a Material Adverse Effect.

(c)	Any authorisation required in relation to the Project is revoked or materially adversely amended and not replaced within 60 days thereof and the same has a Material Adverse Effect.

17.10	Nationalisation

(a)	The government of the United Kingdom or any Agency of that government takes, or states officially that it proposes to take, any step with a view to the seizure, expropriation, nationalisation or acquisition (whether compulsory or otherwise, in whole or in part, and whether or not for fair compensation) of the Borrower or any of its material assets other than as a consequence of (i) the exercise of the NLF Conversion Right under (and as defined in) the Contribution Agreement (as defined in the Creditor Restructuring Agreement) or (ii) the enforcement of the security (or any part of it) constituted by the Decommissioning Default Payment Debenture (as defined in the Conditions).

(b)	All or a material part of the Plant is requisitioned.

(c)	The Borrower receives any Compensation in an aggregate amount exceeding £5,000,000 and does not apply those amounts in prepayment of the Loan.

17.11	Ownership of the Borrower

British Energy Group plc (and/or its Affiliates) together cease to hold legally and beneficially at least 51 per cent. of the voting share capital of the Borrower.

17.12	FGD Works

A Taking Over Certificate (as defined in the FGD Contract) has not been delivered on or before 30th September, 2005 (the FGD Date) unless such failure is caused by the occurrence of either:

(a)	a Force Majeure Event under the FGD Contract; and/or

(b)	a breach by the Contractor of its obligations under the FGD Contract (save where such breach is a direct consequence of the breach by the Borrower of its material obligations under the FGD Contract); and/or

(c)	the pursuit of a bona fide dispute under the dispute resolution procedure in the FGD Contract or at law,

in which such case, the FGD Date shall be extended by the aggregate number of days during which any of the events specified in paragraphs (a), (b) or (c) above are continuing (and on a concurrent basis where those events subsist concurrently).

17.13	Insolvency

(a)	An Obligor is, or is deemed for the purposes of any applicable law to be, unable to pay its debts as they fall due, or admits in writing inability to pay its debts as they fall due, in each case, pursuant to section 123(1) of the Insolvency Act 1986 only; or

(b)	an Obligor suspends making payments on its debts generally (other than to the Finance Parties) or announces an intention to do so, or a moratorium is declared in respect of any of its indebtedness.

17.14	Insolvency proceedings

(a)	Any step (including proposal or convening a meeting) is taken with a view to a general moratorium, composition, assignment or arrangement with its creditors generally of an Obligor (other than the Finance Parties); or

(b)	a meeting of the shareholders, or directors of an Obligor is convened for the purpose of considering any resolution to petition for, or to file documents with a court for its winding-up or steps are otherwise taken for placing an Obligor into administration pursuant to the Insolvency Act 1986 or any such resolution is passed (other than a voluntary solvent winding-up with the prior written consent of the Majority Banks); or

(c)	any person presents a petition, or files documents with a court, for the winding-up of an Obligor or steps are otherwise taken for placing an Obligor into administration pursuant to the Insolvency Act 1986; or

(d)	the directors, shareholders or other officers of an Obligor request the appointment of, or give notice of their intention to appoint, a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or similar officer; or

(e)	an order for the winding-up of an Obligor is made (other than a voluntary solvent winding-up with the prior written consent of the Majority Banks) or an Obligor enters administration pursuant to the Insolvency Act 1986, in each case, other than a petition or step which (a) relies solely on the basis that an Obligor is unable, or deemed unable, to pay its debts, or has admitted in writing its inability to pay its debts, in each case for the purposes of section 123(2) of the Insolvency Act 1986 only (b) is frivolous, vexatious or an abuse of process of the court or (c) relates to a claim to which the Obligor has a good defence and which is being contested in good faith and by appropriate means by the Obligor and, in each case, is discharged or stayed within 60 days.

17.15	Creditors’ process

Any attachment, sequestration, distress or execution affects any material asset of an Obligor and is not discharged within 30 days.

17.16	Analogous proceedings

There occurs in relation to an Obligor any event in any applicable jurisdiction which corresponds with any of those mentioned in Clauses 17.13 (Insolvency) to 17.15 (Creditors’ process) (inclusive).

17.17	Effectiveness of Finance Documents

Any Finance Document (other than a Novation Certificate) is not effective or is alleged by an Obligor to be ineffective for any reason, where such ineffectiveness (i) has a Material Adverse Effect and (ii) if capable of remedy, is not remedied within 45 days after the earlier of an Obligor becoming aware of such ineffectiveness and receipt by the relevant Obligor of a notice requiring it to be remedied.

17.18	Cessation of business

The Borrower ceases, or announces an intention in writing to cease, to carry on all or a substantial part of its business (which, for the avoidance of doubt shall not include (i) a voluntary solvent winding up with the prior written consent of the Majority Banks; (ii) Mothballing in accordance with Clause 15.31 (Mothballing)) and/or (iii) the closure of any unit as a result of it having been opted-out in accordance with the Large Combustion Plants Directive (being Directive 2001/80/EC of the European Parliament and the Council of 23rd October, 2001 on the limitation of emissions of certain pollutants into the air from large combustion plants) and where the Borrower is not in breach of its obligations under Clause 15.23(b) (Environmental matters).

17.19	Pensions

During such time as BE, the Issuer or the Borrower is the Principal Employer of the BEC Group, BE, the Issuer or the Borrower (as the case may be):

(a)	fails to operate the BEC Group in accordance with its governing documentation and all laws and all Inland Revenue requirements;

(b)	without the written consent of the Agent (not to be unreasonably withheld or delayed):

(i)	ceases to be the Principal Employer of the BEC Group (save that it shall not be an Event of Default for the Borrower or the Issuer to be substituted for BE, or for the Borrower to be substituted for the Issuer, as the Principal Employer of the BEC Group); or

(ii)	admits any other employer to participation in the BEC Group (save that it shall not be an Event of Default for the Issuer to be admitted to participation in the BEC Group); or

(iii)	acts or omits to do anything in its power that may result in a debt owing by the Borrower under section 75 of the Pensions Act 1995 to the trustees of the BEC Group; or prejudice the Inland Revenue approval of the BEC Group; or result in a material increase in the liabilities or a material reduction in the funding level under the BEC Group;

(iv)	fails to ensure that all lump sum benefits payable in the event of the death of a member in service are fully insured at all times with a reputable and authorised insurer; and

(v)	fails to make such arrangements as are necessary to deal with any funding deficit following an actuarial valuation of the BEC Group so that contributions payable in respect of the deficit are spread over a period not exceeding 20 years (or such shorter period as may be certified by the BEC Group actuary as the maximum permitted period), in each case, such event (i) has a Material Adverse Effect; and (ii) if capable of remedy is not remedied within 60 days after the earlier of the Borrower becoming aware of such default and receipt by the Borrower of written notice from the Agent requiring the default to be remedied.

C.	RESIDUAL DEFAULTS

The Event of Default in this section C is a Residual Default

17.20	Event of Default under CTA Bonds

An Event of Default (as defined in the CTA Bonds) occurs under the CTA Bonds and is not remedied or waived by the Bond Trustee within 30 days of its occurrence.

18.	CONSEQUENCES OF AN EVENT OF DEFAULT

18.1	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Banks, by notice to the Borrower demand that all of the Loan, together with accrued interest and all other amounts accrued under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable.

18.2	Enforcement

(a)	Subject to paragraphs (b), (c) and (d) below, on and at any time after the occurrence of an Event of Default which is continuing, the Security Trustee may either (i) in accordance with the Security Documents, in its absolute discretion enforce all or any part of the security, or (ii) exercise an Enforcement Option (as defined in the Option Agreements).

(b)	On any enforcement in accordance with paragraph (a)(ii) above, the Banks will pay the relevant fees payable in the amounts and the manner set out in the Option Agreements.

(c)	Once the Enforcement Option has been exercised, the Security Trustee may not enforce any security held by it for the benefit of the Banks unless it is permitted to do so as a result of a failure by the Seller (as defined in the Option Agreements) to transfer the Material Station Assets (as defined in the Option Agreements) under Clause 15 (Failure to transfer) of the Asset Option Agreement.

(d)	The Security Trustee may not exercise an Enforcement Option at any time after it has taken any steps whatsoever to enforce any Security Interest (not being the Enforcement Option) in accordance with the Security Documents and where a step to enforce shall only occur where a Finance Party takes any steps to take possession of or appoint an insolvency officer in respect of any Security Asset and does not include, without limitation, any steps to protect or preserve a Security Interest or other rights under the Security Documents.

19.	THE AGENT AND THE ARRANGER

19.1	Appointment and duties of the Agent

(a)	Each Finance Party (other than the Agent) irrevocably appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each Party appointing the Agent irrevocably authorises the Agent on its behalf to:

(i)	perform the duties and to exercise the rights, powers and discretions that are specifically delegated to it under or in connection with the Finance Documents, together with any other incidental rights, powers and discretions; and

(ii)	execute as agent for that Party each Finance Document to which the Agent is a party.

(c)	The Agent has only those duties which are expressly specified in the Finance Documents. Those duties are solely of a mechanical and administrative nature.

19.2	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

19.3	Relationship

The relationship between the Agent and the other Finance Parties is that of agent and principal only. Except as contemplated by the Security Documents, nothing in this Agreement constitutes the Agent as trustee or fiduciary for any other Party or any other person and the Agent need not hold in trust any moneys paid to it for a Party or be liable to account for interest on those moneys.

19.4	Majority Banks’ instructions

(a)	The Agent will be fully protected if it acts in accordance with the instructions of the Majority Banks in connection with the exercise of any right, power or discretion or any matter not expressly provided for in the Finance Documents. Any such instructions given by the Majority Banks will be binding on all the Banks. In the absence of such instructions, the Agent may act as it considers to be in the best interests of all the Banks.

(b)	The Agent is not authorised to act on behalf of a Bank (without first obtaining that Bank’s consent) in any legal proceedings in relation to any Finance Document.

(c)	The Agent may refer any matter in its discretion to the Majority Banks for their decision.

19.5	Delegation

The Agent may act under the Finance Documents through its personnel and agents.

19.6	Responsibility for documentation

Neither the Agent nor the Arranger is responsible to any other Party for:

(a)	the execution, genuineness, validity, enforceability or sufficiency of any Finance Document or any other document;

(b)	the collectability of amounts payable under any Finance Document; or

(c)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document (including the Information Memorandum).

19.7	Default

(a)	The Agent is not obliged to monitor or enquire as to whether or not a Default has occurred. The Agent will not be deemed to have knowledge of the occurrence of a Default. However, if the Agent receives notice from a Party referring to this Agreement, describing the Default and stating that the event is a Default, it shall promptly notify the Banks.

(b)	The Agent may require the receipt of security satisfactory to it, whether by way of payment in advance or otherwise, against any liability or loss which it will or may incur in taking any proceedings or action arising out of or in connection with any Finance Document before it commences those proceedings or takes that action.

19.8	Exoneration

(a)	Without limiting paragraph (b) below, the Agent will not be liable to any other Party for any action taken or not taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent, or in respect of any act or omission of any kind (including gross negligence or wilful misconduct) by that officer, employee or agent in relation to any Finance Document.

(c)	(i) Nothing in this Agreement will oblige the Agent to satisfy any know your customer requirement in relation to the identity of any person on behalf of any Finance Party.

(ii)	Each Finance Party confirms to the Agent that it is solely responsible for any know your customer requirements it is required to carry out and that it may not rely on any statement in relation to those requirements made by any other person.

Any officer, employee or agent of the Agent may rely on this Clause 19.8 and enforce its terms under the Contracts (Rights of Third Parties) Act 1999.

19.9	Reliance

The Agent may:

(a)	rely on any notice or document believed by it to be genuine and correct and to have been signed by, or with the authority of, the proper person;

(b)	rely on any statement made by a director or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify; and

(c)	engage, pay for and rely on legal or other professional advisers selected by it (including those in its employment and those representing a Party other than itself).

19.10	Credit approval and appraisal

Without affecting the responsibility of the Borrower for information supplied by it or on its behalf in connection with any Finance Document, each Bank confirms that it:

(a)	has made its own independent investigation and assessment of the structure of the Project, the form and substance of the Documents and the documents listed in the Amendment and Restatement Agreement, the financial condition and affairs of the Borrower, the parties to the Project Contracts and their respective related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Agent or the Arranger in connection with any Finance Document; and

(b)	will continue to make its own independent appraisal of the matters referred to in paragraph (a) above while any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

19.11	Information

(a)	The Agent shall promptly forward to the person concerned the original or a copy of any document which is delivered to the Agent by a Party for that person.

(b)	Except where this Agreement specifically provides otherwise, the Agent is not obliged to review or check the accuracy or completeness of any document it forwards to another Party.

(c)	Except as provided above, the Agent has no duty:

(i)	either initially or on a continuing basis to provide any Bank with any credit or other information concerning matters referred to in paragraph (a) above whether coming into its possession before, on or after the date of this Agreement; or

(ii)	unless specifically requested to do so by a Bank in accordance with a Finance Document to request any certificates or other documents from the Borrower.

19.12	The Agent and the Arranger individually

(a)	If it is also a Bank, each of the Agent and the Arranger has the same rights and powers under this Agreement as any other Bank and may exercise those rights and powers as though it were not the Agent or the Arranger.

(b)	Each of the Agent and the Arranger may:

(i)	carry on any business with the Borrower, any party to the Documents or their respective related entities;

(ii)	act as agent or trustee for, or in relation to any financing involving, the Borrower, any party to the Documents or their respective related entities; and

(iii)	retain any profits or remuneration in connection with its activities under this Agreement or in relation to any of the foregoing.

(c)	In acting as the Agent, the agency division of the Agent will be treated as a separate entity from its other divisions and departments. Any information acquired by the Agent which, in its opinion, is acquired by it otherwise than in its capacity as the Agent may be treated as confidential by the Agent and will not be deemed to be information possessed by the Agent in its capacity as such.

(d)	The Borrower irrevocably authorises the Agent to disclose any information which, in its opinion, is received by it in its capacity as the Agent to the other Finance Parties.

19.13	Indemnities

(a)	Without limiting the liability of the Borrower under the Finance Documents, each Bank shall forthwith on demand indemnify the Agent for that Bank’s proportion of any liability or loss incurred by the Agent in any way relating to or arising out of its acting as the Agent, except to the extent that the liability or loss arises directly from the Agent’s gross negligence or wilful misconduct.

(b)	A Bank’s proportion of the liability set out in paragraph (a) above will be the proportion which its participation in the Loans (if any) bears to the Loans on the date of the demand.

(c)	The Borrower shall within 14 days of demand reimburse each Bank for any payment made by it under paragraph (a) above.

19.14	Compliance

(a)	The Agent may refrain from doing anything which might, in its opinion, constitute a breach of any law or regulation or be otherwise actionable at the suit of any person, and may do anything which, in its opinion, is necessary or desirable to comply with any law or regulation of any jurisdiction.

(b)	Without limiting paragraph (a) above, the Agent need not disclose any information relating to the Borrower or any of its related entities if the disclosure might, in the opinion of the Agent, constitute a breach of any law or regulation or any duty of secrecy or confidentiality or be otherwise actionable at the suit of any person.

19.15	Resignation of the Agent

(a)	Notwithstanding its irrevocable appointment, the Agent may (after consultation with the Borrower) resign by giving notice to the Banks and the Borrower, in which case the Agent may forthwith appoint one of its Affiliates as successor Agent or, failing that, the Majority Banks may appoint a successor Agent provided that in either case the appointment of any person other than a bank or financial institution shall also require the prior written consent of the Borrower.

(b)	If the appointment of a successor Agent is to be made by the Majority Banks but they have not, within 30 days after notice of resignation, appointed a successor Agent which accepts the appointment, the Agent may (after consultation with the Borrower but subject to the requirements as to Borrower consent referred to in Clause 19.15(a)) appoint a successor Agent.

(c)	The resignation of the Agent and the appointment of any successor Agent will both become effective only upon the successor Agent notifying all the Parties that it accepts its appointment. On giving the notification, the successor Agent will succeed to the position of the Agent and the term Agent will mean the successor Agent.

(d)	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as the Agent under this Agreement.

(e)	Upon its resignation becoming effective, this Clause 19 will continue to benefit the retiring Agent in respect of any action taken or not taken by it under or in connection with the Finance Documents while it was the Agent, and, subject to paragraph (d) above, it shall have no further obligations under any Finance Document provided that the Agent shall pay to the successor Agent any fees received by the Agent in respect of the period from the date of its resignation to the next scheduled payment date of agency fees under Clause 20.2 (Agent’s fee).

(f)	The Majority Banks may, by notice to the Agent, require it to resign in accordance with paragraph (a) above. In this event, the Agent shall resign in accordance with paragraph (a) above but it shall not be entitled to appoint one of its Affiliates as successor Agent.

19.16	Banks

(a)	The Agent may treat each Bank as a Bank, entitled to payments under this Agreement and as acting through its Facility Office(s) until it has received not less than five Business Days’ prior notice from that Bank to the contrary.

(b)	The Agent may at any time, and shall if requested to do so by the Majority Banks, convene a meeting of the Banks.

19.17	Voting arrangements

(a)	Where any consent, approval, determination, waiver or other decision is required to be given, made or taken by or with the approval of the Majority Banks, the Agent will by notice to the Banks specify the period of time (not being less than 10 Business Days (save in the case of an emergency) nor more than 15 Business Days) within which replies are required and whether the procedure in sub-paragraph (b) shall apply.

(b)	If any Bank does not reply within the period specified by the Agent, the amount of its participation in the Loans shall, unless the Agent has in the notice specified that this sub-paragraph (b) shall not apply, be disregarded, in the denominator for the purpose of determining whether or not the requisite percentage vote has been achieved.

20.	FEES

20.1	Restructuring fee

The Borrower shall within 3 Business Days of the Restatement Date pay to the Agent a restructuring fee in the amount agreed in the relevant Fee Letter. This fee shall be distributed by the Agent among the Banks in accordance with the arrangements agreed by the Agent with the Banks prior to the date of the Amendment and Restatement Agreement.

20.2	Agent’s fee

The Borrower shall pay to the Agent for its own account an agency fee in the amount and at the times agreed in the relevant Fee Letter.

20.3	Advisers’ fees

The Borrower shall pay the reasonable costs and expenses of the Banks’ Technical Adviser and Banks’ Insurance Adviser and any advisers appointed under Clause 26 (Advisers).

20.4	VAT

Any fee referred to in this Clause 20 is exclusive of any value added tax or any other similar tax which might be chargeable in connection with that fee. If any value added tax or other similar tax is so chargeable, it shall be paid by the Borrower at the later of (i) the same time as it pays the relevant fee and (ii) the production of a valid VAT invoice (or equivalent) in respect of such value added tax (or similar tax).

21.	EXPENSES

21.1	Special costs

The Borrower shall within 14 days of demand pay the Agent the amount of all reasonable costs and expenses (including, without limitation, legal fees) but excluding all Taxes (except to the extent specifically provided for in the Finance Documents) supported by invoices in reasonable detail incurred by either of the Agent in connection with:

(a)	the negotiation, preparation, printing and execution of any Finance Document (other than a Novation Certificate) executed after the date of the Amendment and Restatement Agreement (other than any document entered into in connection with the Creditor Restructuring Agreement); and

(b)	any amendment, waiver, consent or suspension of rights (or any proposal for any of the foregoing) requested by or on behalf of the Borrower and relating to a Finance Document or a document referred to in any Finance Document.

21.2	Enforcement costs

The Borrower shall forthwith on demand pay to each Finance Party the amount of all costs and expenses (including legal fees but excluding all Taxes (except to the extent specifically provided for in the Finance Documents) incurred by it in connection with the enforcement of, or the preservation of any rights under, any Finance Document (other than any amounts payable by any Finance Party under the Option Agreements).

22.	STAMP DUTIES

The Borrower shall pay, and forthwith on demand indemnify each Finance Party against any liability it incurs in respect of, any stamp, registration and similar tax which is or becomes payable in connection with the entry into, performance or enforcement of this Agreement, but excluding any such taxes payable by any Finance Party on exercise or completion of an Option.

23.	EVIDENCE AND CALCULATIONS

23.1	Accounts

Accounts maintained by a Finance Party in connection with this Agreement are prima facie evidence of the matters to which they relate.

23.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under the Finance Documents is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

23.3	Calculations

Interest shall accrue from day to day and is calculated on the basis of twelve 30 day months and a year of 365 days.

24.	AMENDMENTS AND WAIVERS

24.1	Procedure

(a)	Subject to Clause 24.2 (Exceptions) any term of the Finance Documents may be amended or waived with the agreement of the Borrower and the Majority Banks. The Agent may effect, on behalf of the Finance Parties, an amendment or waiver to which the Majority Banks have agreed.

(b)	The Agent shall promptly notify the other Parties of any amendment or waiver effected under paragraph (a) above, and any such amendment or waiver shall be binding on all the Parties.

24.2	Exceptions

(a)	An amendment or waiver which relates to:

(i)	the definition of Majority Banks in Clause 1.1 (Definitions);

(ii)	an extension of the date for, or a decrease in an amount or a change in the currency of, any payment to that Bank under the Finance Documents;

(iii)	an increase in that Bank’s Commitment;

(iv)	a term of a Finance Document which expressly requires the consent all the Banks; or

(v)	Clause 2.2 (Nature of a Finance Party’s rights and obligations), Clause 25.2 (Transfers by Banks), Clause 30 (Pro Rata Sharing) or this Clause 24 (Amendments and Waivers),

shall require the consent of all the Banks.

(b)	An amendment or waiver which relates to the rights and/or obligations of the Agent may not be effected without the agreement of the Agent.

24.3	Waivers and Remedies Cumulative

The rights of each Finance Party under the Finance Documents:

(a)	may be exercised as often as necessary;

(b)	are cumulative and not exclusive of its rights under the general law; and

(c)	may be waived only in writing and specifically.

Delay in exercising or non-exercise of any such right is not a waiver of that right.

25.	CHANGES TO THE PARTIES

25.1	Transfers by Borrower

The Borrower may not assign, transfer, novate or dispose of any of, or any interest in, its rights and/or obligations under the Finance Documents save that the Borrower may assign and/or transfer any or all its rights under the Asset Option Agreement (a) to EPHL in accordance with the Second Security Assignment and (b) to any purchaser of all or part of such rights pursuant to an enforcement of the Second Security Assignment.

25.2	Transfers by Banks

(a)	A Bank (the Existing Bank) may, subject to paragraph (b) below, at any time assign, transfer or novate any part of its Commitment and/or any of its rights and/or obligations under the Finance Documents to either:

(i)	another bank or financial institution; or

(ii)	to a limited liability company, provided that:

(A)	and, for so long as, such company’s entire share capital is owned by banks and financial institutions;

(B)	such company has been established for the sole purpose of owning power generation assets in the United Kingdom; and

(C)	all other existing Banks also transfer their rights and/or obligations under the Finance Documents and the Share Subscription Agreement to such company,

(the New Bank), in each case which is a Qualifying Bank.

(b)	Any assignment, transfer or novation pursuant to Clause 25.2(a) shall:

(i)	if of part of a Commitment only, be in a minimum amount of at least £5,000,000; and

(ii)	require the prior written consent of the Borrower unless (A) the New Bank is another Bank or an Affiliate of a Bank; or (B) the New Bank is an OECD Bank. However, the prior consent of the Borrower must not be unreasonably withheld or delayed and will be deemed to have been given if, within five days of receipt by the Borrower of an application for consent, it has not been expressly refused.

(c)	The Agent is not obliged to execute a Transfer Certificate until it has completed all know your customer requirements to its satisfaction. The Agent must promptly notify the Existing Bank and the New Bank if there are any such requirements.

(d)	A transfer of obligations will be effective only if either:

(i)	the obligations are novated in accordance with Clause 25.3 (Procedure for novations); or

(ii)	the New Bank confirms to the Agent and the Borrower that it undertakes to be bound by the terms of this Agreement as a Bank in form and substance satisfactory to the Agent. On the transfer becoming effective in this manner the Existing Bank shall be relieved of its obligations under this Agreement to the extent that they are transferred to the New Bank.

(e)	Nothing in this Agreement restricts the ability of a Bank to sub-contract an obligation if that Bank remains liable under this Agreement for that obligation.

(f)	On each occasion an Existing Bank assigns, transfers or novates any of its Commitment and/or any of its rights and/or obligations under this Agreement, the New Bank shall, on the date the assignment, transfer and/or novation takes effect, pay to the Agent for its own account a fee of £2,500.

(g)	An Existing Bank is not responsible to a New Bank for:

(i)	the execution, genuineness, validity, enforceability or sufficiency of any Finance Document or any other document;

(ii)	the collectability of amounts payable under any Finance Document; or

(iii)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document.

(h)	Each New Bank confirms to the Existing Bank and the other Finance Parties that it:

(i)	has made its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Bank in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities while any amount is or may be outstanding under this Agreement or any Commitment is in force.

(i)	Nothing in any Finance Document obliges an Existing Bank to:

(i)	accept a re-transfer from a New Bank of any of the rights and/or obligations assigned, transferred or novated under this Clause; or

(ii)	support any losses incurred by the New Bank by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

(j)	Any reference in this Agreement to a Bank includes a New Bank but excludes a Bank if no amount is or may be owed to or by it under this Agreement and its Commitment has been cancelled or reduced to nil.

(k)	If:

(i)	a Bank assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, the Borrower would be obliged to make a payment to the New Bank or Bank acting through its new Facility Office under Clause 11.1 (Gross-up), then the New Bank or Bank acting through its new Facility Office is only entitled to receive payment under that Clause to the same extent as the Existing Bank or Bank acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

25.3	Procedure for novations

(a)	A novation is effected if:

(i)	the Existing Bank and the New Bank deliver to the Agent a duly completed certificate, substantially in the form of Schedule 3 (a Novation Certificate); and

(ii)	the Agent executes it.

(b)	Each Party (other than the Existing Bank and the New Bank) irrevocably authorises the Agent to execute any duly completed Novation Certificate on its behalf.

(c)	To the extent that they are expressed to be the subject of the novation in the Novation Certificate:

(i)	the Existing Bank and the other Parties (the existing Parties) will be released from their obligations to each other (the discharged obligations);

(ii)	the New Bank and the existing Parties will assume obligations towards each other which differ from the discharged obligations only insofar as they are owed to or assumed by the New Bank instead of the Existing Bank;

(iii)	the rights of the Existing Bank against the existing Parties and vice versa (the discharged rights) will be cancelled; and

(iv)	the New Bank and the existing Parties will acquire rights against each other which differ from the discharged rights only insofar as they are exercisable by or against the New Bank instead of the Existing Bank, all on the date of execution of the Novation Certificate by the Agent or, if later, the date specified in the Novation Certificate.

25.4	Register

The Agent shall keep a register of all the Parties and shall supply any other Party (at that Party’s expense) with a copy of the register on request.

26.	ADVISERS

(a)	Subject to paragraph (b) below, the Agent may with the prior approval of the Majority Banks and the Borrower (such approval not to be unreasonably withheld or delayed):

(i)	appoint additional consultants or advisers to act on behalf of the Banks in relation to the Project;

(ii)	revise the terms of the Banks’ Technical Adviser engagement;

(iii)	if the Banks’ Technical Adviser or Banks’ Insurance Adviser resign or their appointments otherwise cease or are terminated, appoint a new Banks’ Technical Adviser or Banks’ Insurance Adviser.

(b)	If the Majority Banks are unable to agree on the appointment of a new Banks’ Technical Adviser or Banks’ Insurance Adviser within 30 days of notification to them by the Agent of alternative advisers, the Agent may with the prior approval of the Borrower (such approval not to be unreasonably withheld or delayed), appoint a new Banks’ Technical Adviser or Banks’ Insurance Adviser as it thinks fit.

27.	DISCLOSURE OF INFORMATION

A Bank may disclose to:

(a)	any person to the extent necessary to comply or permit compliance with any law or regulation or other official or regulatory reporting requirement; or

(b)	one of its Affiliates or any other person with whom it is proposing to enter, or has entered into, any kind of transfer, participation or other agreement in relation to this Agreement and which has, before receiving any such document or information, entered into a confidentiality undertaking in the form set out in Schedule 11:

(i)	a copy of any Document;

(ii)	the Information Memorandum; and

(iii)	any information which that Bank has acquired under or in connection with any Document.

28.	SET-OFF

Subject to clause 13.2 (Waiver of rights by the Account Bank) of the Accounts Agreement and the Intercreditor Agreement, a Finance Party may set off any matured obligation owed by the Borrower under the Finance Documents (other than under the Option Agreements) (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to the Borrower (other than under the Option Agreements), regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

29.	SEVERABILITY

If a provision of any Finance Document is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:

(a)	the validity or enforceability in that jurisdiction of any other provision of the Finance Documents; or

(b)	the validity or enforceability in other jurisdictions of that or any other provision of the Finance Documents.

30.	PRO RATA SHARING

30.1	Redistribution

If any amount owing by the Borrower under the Finance Documents to a Finance Party (the recovering Finance Party) is discharged by payment, set-off or any other manner other than through the Agent in accordance with Clause 10 (Payments) (a recovery), then:

(a)	the recovering Finance Party shall, within three Business Days, notify details of the recovery to the Agent;

(b)	the Agent shall determine whether the recovery is in excess of the amount which the recovering Finance Party would have received had the recovery been received by the Agent and distributed in accordance with Clause 10 (Payments);

(c)	subject to Clause 30.3 (Exceptions), the recovering Finance Party shall within three Business Days of demand by the Agent pay to the Agent an amount (the redistribution) equal to the excess;

(d)	the Agent shall treat the redistribution as if it were a payment by the Borrower under Clause 10 (Payments) and shall pay the redistribution to the Finance Parties (other than the recovering Finance Party) in accordance with Clause 10.7 (Partial payments); and

(e)	after payment of the full redistribution, the recovering Finance Party will be subrogated to the portion of the claims paid under paragraph (d) above and the Borrower will owe the recovering Finance Party a debt which is equal to the redistribution, immediately payable and of the type originally discharged.

30.2	Reversal of redistribution

If under Clause 30.1(Redistribution):

(a)	a recovering Finance Party must subsequently return a recovery, or an amount measured by reference to a recovery, to the Borrower; and

(b)	the recovering Finance Party has paid a redistribution in relation to that recovery,

each Finance Party shall, within three Business Days of demand by the recovering Finance Party through the Agent, reimburse the recovering Finance Party all or the appropriate portion of the redistribution paid to that Finance Party together with interest on the amount to be returned to the recovering Finance Party for the period whilst it held the re-distribution. Thereupon, the subrogation in Clause 30.1(e) (Redistribution) will operate in reverse to the extent of the reimbursement.

30.3	Exceptions

(a)	A recovering Finance Party need not pay a redistribution to the extent that it would not, after the payment, have a valid claim against the Borrower in the amount of the redistribution under Clause 30.1(e) (Redistribution).

(b)	A recovering Finance Party is not obliged to share with any other Finance Party any amount which the recovering Finance Party has received or recovered as a result of taking legal proceedings, if the other Finance Party had an opportunity to participate in those legal proceedings but did not do so and did not take separate legal proceedings.

31.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

32.	NOTICES

32.1	Giving of notices

All notices or other communications under or in connection with the Finance Documents shall be given in writing and, unless otherwise stated may be made by letter or facsimile. Any such notice will be deemed to be given as follows:

(a)	if by letter, when delivered personally or on actual receipt; and

(b)	if by facsimile, when received in legible form.

However, a notice given in accordance with the above but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

32.2	Addresses for notices

(a)	The address and facsimile number of each Party (other than the Borrower and the Agent) for all notices under or in connection with the Finance Documents are:

(i)	those notified by that Party for this purpose to the Agent on or before the date it becomes a Party; or

(ii)	any other notified by that Party for this purpose to the Agent by not less than five Business Days’ notice.

(b)	The address and facsimile number of the Borrower are:

Eggborough Power Limited

Barnett Way

Barnwood

Gloucester

GL4 3RS

Attention:   Corporate Affairs Director and Company Secretary

Facsimile:  01355 594 022

****	indicates material omitted and filed separately with the Commission.

with copies to:

British Energy Group plc

3 Redwood Crescent

Peel Park

East Kilbride

G74 5PR

Attention:	Corporate Affairs Director and Company Secretary
Facsimile:	01355 594 022

or such other as the Borrower may notify to the Agent by not less than five Business Days’ notice.

(c)	The address and facsimile number of the Agent, for general matters, are:

Barclays Bank PLC

5 The North Colonnade

Canary Wharf

London E14 4BB

Telephone:	************
Facsimile:	************
Attention:	Head of Agency

or such other as the Agent may notify to the other Parties by not less than 5 Business Days’ notice.

(d)	All notices from or to the Borrower shall be sent through the Agent.

(e)	The Agent shall, promptly upon request from any Party, give to that Party the address or facsimile number of any other Party applicable at the time for the purposes of this Clause.

33.	JURISDICTION

33.1	Submission

For the benefit of each Finance Party, the Borrower agrees that the courts of England have jurisdiction to settle any disputes in connection with any Finance Document and accordingly submits to the jurisdiction of the English courts.

33.2	Non-exclusivity

Nothing in this Clause 33 limits the right of a Finance Party to bring proceedings against the Borrower in connection with any Finance Document:

(a)	in any other court of competent jurisdiction; or

(b)	concurrently in more than one jurisdiction.

34.	GOVERNING LAW

This Agreement is governed by English law.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

****	indicates material omitted and filed separately with the Commission.

Schedule 1

*****(****)

*****	***********
*************	*********
****************************	*********
******************	*********
******************	*********
**********************	*********
******************************************	*********
**********************	*********
**********************	*********
******************************	*********
*************************************	*********
************************	*********
*******************	*********
***********************	*********
***********************	*********
**********	*********
Total	150,000,000.00

*	The above numbers assume that termination sums for the close-out of the swaps are set out below. The above numbers are subject to adjustment if the actual sums on close-out of the swaps on 20th October, 2004 are different .

Barclays Bank PLC £9,213,909

The Royal Bank of Scotland plc £5,986,757

The Toronto-Dominion Bank £7,383,988

WestLB AG £1,496,689

(****)	indicates material omitted and filed separately with the Commission.

Schedule 2

***********************(****)

******

****

**************	****************** *
*************	*********
*************	*********
*************	*********
*************	*********
*************	**********
*************	**********
*************	**********
*************	*********
*************	*********
*************	*********
*************	**********
*************	*********
************	*********
************	*********
************	*********
*************	*********
*************	*********
*************	*********
***********

(****)	indicates material omitted and filed separately with the Commission.

SCHEDULE 3

FORM OF NOVATION CERTIFICATE

To:	Barclays Bank PLC as Agent

From:	[THE EXISTING BANK] and [THE NEW BANK]	Date: [ ]

£150,000,000 Credit Agreement dated 13 July 2000 (as amended and restated)

We refer to Clause 25.3 (Procedure for novations).

1.	We [ ] (the Existing Bank) and [ ] (the New Bank) agree to the Existing Bank and the New Bank novating all the Existing Bank’s rights and obligations referred to in the Schedule in accordance with Clause 25.3 (Procedure for novations).

2.	The specified date for the purposes of Clause 25.3(c) is [date of novation].

3.	The Facility Office and address for notices of the New Bank for the purposes of Clause 32.2 (Addresses for notices) are set out in the Schedule.

4.	This Novation Certificate is governed by English law.

THE SCHEDULE

Commitment/rights and obligations to be novated

[insert relevant details].

[Existing Bank]	[New Bank]

By:	By:

Date:	Date:

[New Bank]

[Facility Office/Address for notices]

Barclays Bank PLC

By:

Date:

SCHEDULE 4

INSURANCE ARRANGEMENTS

References in this Schedule 4 to paragraphs and Appendices shall be construed as references to the paragraphs and Appendices of this Schedule 4 unless the context otherwise requires.

1.	INSURANCES TO BE EFFECTED

1.1	Operational Insurances

Appendix 1 specifies the insurances which are to be effected by, or procured by, the Borrower for the benefit of the Borrower and, among others, the Finance Parties. Subject to the terms of this Schedule the Borrower shall procure that insurances against the risks and liabilities specified in Appendix 1 are maintained in full force and effect throughout the Security Period and that those insurances are effected against the risks and liabilities and maintained in the amounts specified in Appendix 1 (as varied from time to time by paragraphs 2.2 and 4.3 or agreed or determined under paragraph 9).

1.2	Other Insurances

Without prejudice to the other provisions of this Schedule, the Borrower shall effect and maintain any insurance which it is required to have by any applicable law or by the terms of the Finance Documents or of any other contract relating to the Project to which it is a party and under which it is obliged to purchase and maintain (or procure the purchase and maintenance of) any insurance.

2.	ADDITIONAL REQUIREMENTS RELATING TO INSURANCES

2.1	General Requirements

(a)	The Borrower shall procure that all insurances described in paragraphs 1.1, 1.2, 1.3, 1.4 and 1.5(e) of Appendix 1 (the Material Insurances) shall:

(i)	be purchased by or on behalf of the Borrower and through agents approved in writing by the Agent such approval not to be unreasonably withheld or delayed;

(ii)	be placed and maintained with insurers of sound financial standing and international reputation who, at all times, maintain at least a BBB rating with Standard & Poor’s Rating Services or a BBB grade with Bests Inc, or an equivalent rating with any other rating agency approved from time to time by the Agent. The choice of insurers shall be approved in writing (as regards participation, relevant underwriting expertise and size of commitment) prior to inception and at each subsequent renewal by the Agent if cover is not renewed on an expiring basis or insurers no longer meet the criteria (acting reasonably and having regard to premium cost and the availability of cover for the Material Insurances in the worldwide insurance market). The Borrower shall procure that each policy taken out under Appendix 1 of this Schedule (excluding those insurances desribed in paragraphs 1.5.(a), (b), (c), (d) and (f) (the Other Mandatory Insurances)) shall:

(A)	be in such form and substance, consistent with the obligations of the Borrower under this Schedule, as may be approved from time to time by the Agent (after consulting the Banks’ Insurance Adviser) (such approval not to be unreasonably withheld or delayed) provided that the Borrower shall not be required to obtain the Agent’s prior approval to any mid term policy endorsement which does not reduce any aspect of the cover provided or otherwise prejudice the interests of any insured party;

(B)	be the subject of a Notice of Security Interest duly given in the form set out in Appendix 3 (except to the extent that the Agent, after consultation with the Banks’ Insurance Adviser, may otherwise agree) and will have attached to each policy endorsements substantially in the form set out in Appendix 3, except for insurances in relation to bodily injury to employees or arising out of the use of motor vehicles or such other insurances required by relevant law to the extent such endorsements would not be permitted or appropriate;

(C)	insure each of (i) the Borrower (ii) the Finance Parties (in every capacity in which they, or any of them, may be acting under the Finance Documents) and (iii) the directors, officers, employees agents and advisers of the Finance Parties in respect of their respective interests in the insured risks;

(D)	provide that the relevant insurers shall waive any rights of subrogation howsoever arising which they may have or may acquire against any of the Finance Parties;

(E)	be primary without right of contribution from any other insurance which is carried by any of the Finance Parties and shall expressly provide that all of the provisions thereof, except those relating to limits of liability, shall operate in the same manner as if there was a separate policy with, and covering each insured party;

(F)	ensure that the Finance Parties shall in no circumstances have any liability for payment of premium or other obligation to the insurers of any insurance unless the Finance Parties assume such liability having enforced their rights under this Agreement; and

(G)	have attached the endorsements specified in Appendix 4 to this Schedule.

(b)	The Borrower shall procure that in each policy taken out in respect of the Material Insurances, the Borrower is named as a principal insured.

(c)	The Borrower shall procure that no Insurance is subject to any coverage exclusion or exception unless it is:

(i)	specified within the relevant part of Appendix 1 as a permitted coverage exclusion or exception; or

(ii)	a necessary or standard exclusion or exception within the insurance industry for the type or size of risk covered by that Insurance; or

(iii)	previously approved in writing by the Agent.

(d)	The Borrower shall comply with the requirements of paragraph 6 with regard to the inception and renewal of the Material Insurances.

2.2	Adjustment of Certain Sums Insured

Notwithstanding anything else in Appendix 1 or 2, the minimum sums insured shall be annually agreed with the Agent.

2.3	Assignment of Policy Interests

The Borrower shall assign by way of first ranking security all its present and future (i) rights under and in respect of the Material Insurances, and (ii) rights, title and interest in the Insurance Proceeds to the Security Trustee on behalf of the Finance Parties under the Debentures.

3.	ADDITIONAL UNDERTAKINGS

3.1	The Borrower undertakes to:

(a)	pay or procure the payment on a timely basis of all premiums as required by the terms of the Insurances, to produce promptly to the Agent on request copies of receipts (or other evidence of payment) for all premium payments which the Borrower or any of its agents is able to provide and, in the case of renewals of any Insurances, to produce evidence of such renewal and the terms thereof;

(b)	promptly provide to the Agent copies of all slips, cover notes and policies (including endorsements) issued from time to time in relation to the Insurances, and of all changes requested or effected thereto and of all documents disclosed or disclosable to the insurers of the Insurances in respect of the placement and maintenance of the Insurances and relating to claims notified or notifiable to insurers or the insurance brokers; in addition the Borrower will on request promptly deliver to the Agent the originals of all policies (including endorsements) and placing slips;

(c)	do nothing and, insofar as is in the reasonable control of the Borrower ensure that no other insured party does anything, whereby any Insurance, or other insurance required to be maintained under any other contract to which it is a party relating to the Project is rendered void or voidable in whole or in part or suspended, impaired or defeated in whole or in part, or any claim becomes uncollectable in full or part;

(d)	comply at all times with all laws and regulations applicable to its purchase and maintenance of the Insurances, and procure that all authorisations, consents and approvals required for the purchase and maintenance of the Insurances by the Borrower on the basis provided in this Agreement are obtained and remain valid and applicable;

(e)	not purchase or maintain any insurance of any risk which it is required to insure under this Agreement other than as is provided in this Agreement without the prior written agreement of the Agent;

(f)	promptly notify the Insurers and the Agent of any increase or material change in any risk insured under the Material Insurances of which the Borrower has, or ought to have, knowledge;

(g)	maintain or procure the maintenance of records of all incidents involving any loss over £1,000,000 and make those records, or true copies of them, available to the Agent on request;

(h)	ensure that full disclosure is made by the Borrower as required by paragraph 3.2;

(i)	provide to the Agent copies of every report or survey (or all material results of it) which is commissioned by or on behalf of (i) the Borrower and which is material to the risks insured or (ii) by any insurer relating to the Project.

3.2	Disclosure of Information

(a)	Without prejudice to its general duty to disclose to insurers all material information, the Borrower shall ensure that full and accurate disclosure is promptly made to each insurer of the Insurances by or on behalf of the Borrower and shall use its reasonable endeavours to ensure that full and accurate disclosure is made by each other insured party (other than the Finance Parties) of:

(i)	all information which the insurer specifically requests to be disclosed; and

(ii)	all information which the Borrower’s insurance brokers advise should be disclosed to the insurers or which the Agent, acting reasonably, requires to be disclosed to the insurers.

(b)	Without prejudice to the above, all information (including details of any significant problems encountered in relation to the Project) which the Borrower acting in accordance with the industry standards of the insurers issuing the insurances and in good faith reasonably considers to be material to the insurance coverage.

(c)	Other insured parties - The Borrower shall use reasonable endeavours to procure that any contractors or consultants engaged in respect of the Plant disclose to the Borrower at not less than monthly intervals all information which may be material in relation to the insurances on which those persons are respectively named as insured until the expiry of those insurances and the Borrower shall forward all information received from those persons relevant to any of the insurances to the relevant insurers at not less than quarterly intervals.

3.3	Brokers’ Letter of Undertaking and responsibilities

(a)	The Borrower shall, and shall use reasonable efforts to procure that all insurance brokers through whom any Insurances are effected or maintained shall, maintain intact its or their files (including all documents disclosed and correspondence in connection with the placement of the Insurances and claims thereunder) until the end of the Security Period, and shall give to the Agent all such information relating to the Insurances as the Agent may reasonably request in writing.

(b)	The Borrower shall procure that each broker or agent through whom any insurance policy required to be effected or renewed under paragraph 1 of this Schedule delivers to the Agent a letter substantially in the form set out in Appendix 2 or such other form as may be agreed between the Agent and the Borrower as soon as practicable after each such insurance policy is effected or renewed (unless such insurance policy relates to bodily injury to employees or the use of motor vehicles and the relevant endorsements would not be permitted or appropriate).

4.	CHANGES IN THE INSURANCES

4.1	Additional Insurances

The Borrower agrees that it will purchase and maintain such additional Insurance or such wider or increased levels of cover under existing Insurances as a prudent developer owner or operator of the Project would purchase and maintain, or as the Finance Parties may reasonably require in order to protect their own interests in relation to the Project, if there is (in the reasonable opinion of either the Borrower or the Agent) a material change in the nature of any insurable risk with respect of the Project provided that such additional or wider cover at such time is available in the international insurance or reinsurance market on reasonable commercial terms. In determining whether a prudent developer, owner or manager of the Project would purchase such insurance regard shall be had to the scope of such insurance, and its cost in the context of the finances of the Project.

4.2	Material variations in Cover

(a)	If any variation is proposed to be made to the terms of any Material Insurance the Borrower shall give at least 30 days prior written notice thereof to the Agent.

(b)	No variation to any Material Insurance shall be effected or agreed by the Borrower until the Agent notifies the Borrower in writing either that the variation is not prejudicial to the Finance Parties or is otherwise acceptable to the Agent. The Agent will not unreasonably withhold or delay its agreement after obtaining any advice that it deems appropriate in considering the Borrower’s request.

For the purpose of this paragraph a variation means:

(a)	changes to limits of cover and deductible or self insurance arrangements;

(b)	changes to risks insured, to coverage terms, and the inclusion of new exclusions or exceptions;

(c)	any reduction in or cancellation, discontinuance, non-renewal or avoidance of any cover provided under any Material Insurance.

4.3	Change in Insurance Market Conditions

Notwithstanding any other provision of this Schedule, the Borrower shall not be in breach of its obligations to purchase and maintain any Insurance to the extent that, and for so long as:

(a)	cover required to be maintained is not available to the Borrower in the international insurance market place from reputable underwriters and/or insurance companies on what the Agent accepts in writing to the Borrower to be reasonable commercial terms. In determining whether such cover is available on reasonable commercial terms the Agent shall have on-going regard to the cost and scope of such insurance and the protection of the Finance Parties’ own interests in relation to the Project; or

(b)	the Agent agrees in writing to waive such requirement.

For the purpose of sub-paragraph (a) of this paragraph the Borrower shall report at the request of the Agent (but in any event not more often than semi-annually) to the Agent on the steps which it has taken during the preceding semi-annual period to check the availability of the cover and, where it is available on any terms, on what terms. Upon the Agent notifying the

Borrower that it is no longer of the opinion (on the basis specified in clause 4.3.(a)) that any insurance (i) is not available (ii) is not available on the terms specified or (iii) that the premium in respect of any insurance is unreasonable, renew or obtain the insurance as soon as reasonably possible.

4.4	Disputes over availability of Cover

Any disagreement between the Borrower and the Agent over the availability of cover in the international insurance market shall be referred on the application of either party for determination to a single firm of insurance brokers with expertise in arranging insurance in the international market of bank financed coal-fired power projects, being a firm of insurance brokers agreed between the parties, or failing such agreement within 10 days of any matter being required to be referred to an expert, to be appointed by the Chairman of Lloyd’s. The appointee shall act as an independent expert and not as an arbitrator. The expert’s decision shall be final and binding on the parties hereto. The expert’s fees and disbursements shall be borne by the Borrower.

5.	CLAIMS HANDLING

5.1	The Borrower shall promptly notify to the insurers of the relevant Insurances any potential claim under the Insurances and diligently pursue any valid claim

5.2	Subject to paragraphs 5.3 and 5.5 the Borrower (directly or through its appropriate agent) shall have the sole conduct of its claims under the Insurances arising out of any one loss but shall keep the Agent informed of the notification and progress of any claim relating to a loss in excess of £1,000,000 and the application of the resulting Insurance Proceeds.

5.3	In respect of any loss where the actual or estimated totality of its claims arising is £10,000,000 or more the Borrower shall not negotiate, compromise or settle any claim without the written consent of the Agent, such consent not to be unreasonably withheld or delayed.

5.4	Save as otherwise provided in this paragraph 6 all Insurance Proceeds shall be dealt with as provided for in clauses 21 and 22 of the Schedule of Clauses in Appendix 4.

5.5	If the insurers dispute any claim made under any of the insurances effected or renewed under paragraph 1 of this Schedule, the Borrower shall consult with the Agent and shall take such steps as the Agent may require (acting reasonably after consultation with the Banks’ Insurance Adviser) to preserve or pursue the claim.

6.	INFORMATION

6.1	Information

The Borrower shall give to the Agent and the Banks’ Insurance Adviser such information as to the insurances taken out under this Schedule (or as to any matter which may be relevant to such insurances) as the Agent may, from time to time, reasonably request including, without limitation, a copy of and access to the original of any policy effected under this Schedule. The Borrower shall provide to the Agent cover notes for each policy referred to in paragraphs 1.1 and 1.2 on or before the dates referred to in paragraphs 1.1 and 1.2 and a copy of each policy within 60 days of the inception of cover or, if not available, other evidence of cover.

7.	OMISSION TO COMPLY WITH PROVISIONS OF INSURANCES

Subject to paragraph 4.3 above, if at any time and for any reason any insurance required to be maintained under this Schedule is not in full force and effect then, without prejudice to the rights of the Agent and the Banks under Clause 18.1 (Acceleration) of this Agreement, the Agent shall be entitled thereupon, or at any time whilst the same is continuing, and following consultation with the Borrower (but without any obligation on the Agent to act in accordance with the Borrower’s requests), to procure on behalf of itself and the other Finance Parties such insurance at the expense of the Borrower and, without prejudice to any other obligations of the Borrower under the Finance Documents, require the Borrower to take all such steps to minimise hazard as the Agent may reasonably consider expedient or necessary, after consulting the Banks’ Insurance Adviser.

8.	CHANGES IN CIRCUMSTANCES

8.1	Increases in amounts

Without prejudice to the provisions of paragraph 2.2 above and paragraph 9 below, if since the most recent Review Date (as defined in paragraph 9 below) the Agent, after consulting the Banks’ Insurance Adviser, reasonably considers that, as a result of any change in circumstances, any of the amounts and/or deductibles referred to in paragraph 9.1(b) below is/are inadequate or inappropriate, as the case may be, and that it could materially prejudice the interests of the Finance Parties under the Finance Documents to wait until the procedure provided for in paragraph 9 is concluded, the Agent may by written notice to the Borrower require that insurances be effected by the Borrower in the amounts and with the deductibles specified in such notice, which amounts and deductibles will be those determined by the Agent (acting reasonably in consultation with the Banks’ Insurance Adviser).

8.2	Borrower to effect increased insurances

The Borrower shall, as soon as practicable following receipt of a notice from the Agent under paragraph 8.1, procure insurances in accordance with the terms of such notice and in the amounts and with the deductibles specified in such notice (if obtainable in the international insurance market upon reasonable commercial terms), such insurance to be effected as from the date of receipt of such notice. If at any time the Agent reasonably considers, after consulting the Banks’ Insurance Adviser, that the circumstances leading it to give the notice referred to in paragraph 9.1 above no longer apply, it may by written notice to the Borrower allow that insurances be effected in such amounts and/or (if obtainable in the international insurance market) with such deductibles as the Agent may reasonably consider appropriate after consulting with the Banks’ Insurance Adviser.

9.	PROCEDURE FOR AGREEING AND DETERMINING INSURANCE

9.1	Reviews of amounts and scope of insurances

The Borrower shall, not later than the date (a Borrower’s Proposal Date) falling 40 Business Days (or such other period as the Agent and the Borrower may agree) prior to the taking-out, renewal or expiry date in respect of each Material Insurance, deliver to the Agent and the Banks’ Insurance Adviser a notice stating the Borrower’s proposals as to:

(a)	the changes (if any) since the previous Borrower’s Proposal Date with regard to that Material Insurance in the risks or liabilities to be insured under this Schedule;

(b)	(i)	the replacement value as new of all assets required to be insured under that Material Insurance on a replacement as new value basis in such detail as the Agent (after consultation with the Banks’ Insurance Adviser) may reasonably require;

	(ii)	the insured amounts in respect of all other risks required to be insured under that Material Insurance;

	(iii)	the amount of the deductibles applicable to that Material Insurance;

	(iv)	options available in the insurance market;

	(v)	scope of cover; and

	(vi)	any change of insurers or brokers,

in each case, for the period of twelve months (or such other period as may be agreed between the Borrower and the Agent) following the date (the Review Date) falling 40 Business Days (or such other period as the Agent and the Borrower may agree) after the relevant Borrower’s Proposal Date (each such period, an Insurance Period) together with information showing in reasonable detail how the same are calculated and any other information relating thereto reasonably required by the Agent (in consultation with the Banks’ Insurance Adviser).

The Borrower shall for the purpose of submitting a proposal at the Borrowers Proposal Date use reasonable endeavours to obtain from the prospective insurers (i) confirmed terms and conditions in the form of insurance quotations and (ii) written confirmation that the insurers will make available for acceptance at the renewal date of the relevant policy cover on the basis of such insurance quotations and (iii) that the insurers providing such insurance quotations collectively or individually have sufficient underwriting capacity to cover the risk to be insured in accordance with the insurance quotation 100 per cent, and that such quotations shall form the basis of the Borrower’s proposal the Borrower’s Proposal Date.

9.2	Review by Banks’ Insurance Adviser

The Agent shall, upon receipt of any proposal under paragraph 9.1 above, instruct the Banks’ Insurance Adviser to consider the same and to advise the Agent, within 8 Business Days (or such other period as the Agent may agree) after such receipt, whether or not it agrees with such proposals or notices.

9.3	Agreement of proposals

Within 8 Business Days of receiving such advice from the Banks’ Insurance Adviser, the Agent shall inform the Borrower whether or not the relevant proposal is agreed in whole or in part. If any proposal is not so agreed in whole, the Agent (after consulting the Banks’ Insurance Adviser) shall, together with such notice, deliver to the Borrower counter-proposals with regard to any part of the Borrower’s proposal not so agreed and any other matter referred to in paragraph 9.1 above which in the Agent’s opinion (after consulting the Banks’ Insurance Adviser) should have been contained in such Borrower’s proposal. If any proposal or counter-proposal is not so agreed in whole by the Borrower within 6 Business Days of receiving the counter-proposals, the Banks’ Insurance Adviser (acting on behalf of the Finance Parties) and a firm of insurance brokers appointed by the Borrower shall negotiate in good faith with a view to resolving the matter in a manner acceptable to the Agent and the Borrower both acting reasonably.

9.4	Determination by the Expert

If the Banks’ Insurance Adviser and such insurance brokers are unable so to resolve the matter within a period of 8 Business Days from the relevant Borrower’s Proposal Date, the dispute shall be resolved in conjunction with clause 4.4 above.

9.5	Failure to notify the Agent

If the Borrower fails to deliver any notice referred to in paragraph 9.1 by the Borrower’s Proposal Date, the Agent (acting reasonably after consulting the Banks’ Insurance Adviser) may specify any change, whether of amount or otherwise, required under paragraph 9.1 above, such change to be included in a notice thereunder with regard to the relevant Insurance Period delivered to the Borrower, and paragraph 10.6 below shall apply (having made all necessary changes) to the matters specified in such notice as if they had been determined by the Agent under paragraph 9.4.

9.6	The Borrower to effect appropriate insurances

Forthwith upon receipt of notice from the Agent of any agreement or determination under paragraph 9.3 or 9.4, the Borrower shall insure against the risks, in the amounts, and with the deductibles so agreed or determined, with effect from the Review Date immediately following the relevant Borrower’s Proposal Date or as soon as practicable and throughout the Insurance Period immediately following that date.

APPENDIX 1

MINIMUM INSURANCE REQUIREMENTS

Operational Phase Insurances

1.1	Material Damage All Risks Insurance

Insured Parties:	Eggborough Power Limited British Energy plc The Security Trustee on behalf of the Finance Parties

Loss Payee:	In accordance with paragraph 21 of Appendix 4 (Schedule of Clauses).

Scope of Cover:	All risks of loss or damage from any cause not excluded (including machinery or electrical breakdown of all machinery, plant, computers, ancillary equipment and the like) in relation to the property and interests of every description used for or in connection with the ownership, maintenance and operation of the Plant.

Geographical Scope:	Anywhere on the Site and temporary removals elsewhere.

Principal Extensions:	Replacement/reinstatement basis of claims settlement;

Architects’ and surveyors’ fees;

Debris removal costs;

Cost of labour and computer time expended in reproducing documents or computer records;

Cost of computer equipment, data carrying media and other reinstatement of data;

Capital additions;

Expediting Expenses;

Including Buy-back terrorism (which may be satisfied by separate cover);

Temporary removal of stock and equipment (extended to worldwide, as appropriate);

Additional costs of complying with public authority requirements (including undamaged portion of insured property caused by an insured peril);

Loss resulting from damage to/destruction of alterations, additions, structures or new buildings while in the course of construction – £10,000,000 per contract;

Clean-up of contaminated land and water on Insured’s premises; and

Waivers of subrogation against any named insured.

Principal Exclusions:	War and civil war;

Radioactive contamination;

Unexplained shortages or mysterious disappearance;

The cost of making good wear and tear, gradual deterioration, inherent vice or latent defect, flaws, deformation, distortion, cracks or partial fractures, defects in design, materials or workmanship but this shall not exclude subsequent damage resulting from an ensuing cause which is not otherwise excluded;

Sonic bangs;

Loss of or damage to vehicles licensed for road use, marine vessels or aircraft; and

Loss or damage arising out of date recognition, but this shall not exclude subsequent loss or damage.

Commencement Date:	From the Restatement Date.

Period:	At least 12 months and at expiry annually renewable thereafter (or such longer period or shorter period as may be agreed by the Security Trustee). For the first year expiry will be 31st March, 2005.

Limit Insured:	An amount equal to the full replacement value of the Plant from time to time (including demolition cost and any increased cost of construction to comply with governmental regulations and requirements (including Environmental Laws and Environmental Licences) without deduction for degradation). The policy will include an automatic reinstatement of sum insured clause.

Maximum Deductibles	Not more than £500,000 in respect of any one event.

Notice Period of Cancellation	30 days notice to the Insureds.

1.2	Consequential Loss Insurance following a Material Damage Loss or Machinery Breakdown

Insured Parties:	Eggborough Power Limited, British Energy plc, British Energy Power and Energy Trading Limited

The Security Trustee on behalf of the Finance Parties

Loss Payee:	In accordance with paragraph 21 of Appendix 4 (Schedule of Clauses).

Scope of Cover:	Indemnity to cover loss of gross profit (total anticipated revenue less anticipated variable costs) and/or increased expenses (including debt service and fixed costs and other sums payable under the Finance Documents and amounts payable under the Project Contracts) to resume operation of the Project by reason of the total or partial suspension or delay of, or interruption in, the operation of the Project as a result of an insured peril covered under the Material Damage All Risks Insurance referred to in paragraph 1 above or which would have been payable under such policy save for the operation of a policy deductible thereunder.

Sum Insured:	An amount equal to the anticipated gross profit that would have been earned during the indemnity period.

Indemnity Period:	36 months.

Commencement Date:	From the Restatement Date.

Maximum Deductible:	Not to exceed first 45 days of any interruption.

Principal Extensions:	Interruption as a result of failure of the supply of gas, water, electricity, telecommunications system or other public or private utility system failure at the terminal point of the supply feed to the premises;

Interruption as a result of damage to third party premises where property (including spares) relating to the Plant is stored;

Interruption as a result of damage to property in the vicinity of the premises such that access is hindered or prevented;

Interruption as a result of damage to any supplier’s or customer’s premises;

Professional accountants costs;

Including Buy-back terrorism (which may be satisfied by separate cover); and

Waiver of subrogation against any named insured.

Principal Exclusions:	Any restrictions on reconstruction or operation imposed by a public authority;

Delay due to alterations, additions, improvements or rectification of defects or faults or elimination of any deficiencies carried out after the occurrence of damage;

Failure by the Insured to commit funds to the repair or replacement of destroyed or damaged items where such funds have been paid by the Insurers to the order of the Insured under a full or partial settlement of a claim under 1 above; and

Fines or damages for breach of contract for late or non-completion or orders or for any penalties of whatever nature unless otherwise agreed.

Notice Period of 30 days to the Insureds Cancellation:

1.3	Third Party Liability Insurance

Insured Parties:	Eggborough Power Limited, British Energy plc and their respective servants, agents, officers, directors, secondees, employees and assigns

The Security Trustee on behalf of the Finance Parties and its respective servants, agents, officers, directors, secondees, employees and assigns.

Scope of Cover:	Indemnity in respect of legal liability of the Insured to third parties for or arising from:

Bodily injury, illness, death, false arrest, invasion of right of privacy, libel, slander, trespass or nuisance or interference with any easement of air, light, water or way easement or quasi-easement;

or loss or damage to property;

sudden and accidental pollution during the period of insurance and in connection with the Plant subject to 72 hour disclosure provision; and

arising out of or in connection with the ownership, maintenance, operation or supply of products of the Plant.

Geographical Scope:	World-wide (but for claims brought in the USA, scope of work excludes punitive and exemplary clauses, seepage and pollution, costs inclusive within the Limit of Indemnity).

Limit of Indemnity:	The limit of indemnity shall be £100,000,000 for any one occurrence/unlimited in number of occurrences per annum and £100,000,000 in the aggregate, per annum, in respect of sudden and accidental pollution, seepage, products liability and electro magnetic liability.

Commencement Date:	From the Restatement Date.

Period:	At least 12 months and at expiry annually renewable thereafter (or such longer period or shorter period as may be agreed by the Security Trustee). For the first year expiry will be 31st March, 2005.

Maximum Deductibles:	£200,000 each and every loss.

Principal Extensions:

Electro-magnetic Field liability;

Contractual liability;

Health and Safety Legislation Liability;

Cross liabilities clause; and

Costs and expenses clause (including expenses, legal fees and defence costs in addition to the Limit of Indemnity).

Principal Exclusions:

Material Damage Property (including Machinery Breakdown) Insurance;

Death or bodily injury of employees of the Insured arising in the course of their employment;

Liability arising out of professional advice given for a fee;

Liquidated damages;

Fines and exemplary and punitive damages imposed by regulatory or statutory authorities or courts; and

Motor liability.

Notice Period of 30 days to the Insureds Cancellation:

1.4	Construction Material Damage Insurance

In respect of the remedial or other construction works to the Plant, Eggborough Power Limited shall procure or cause to be maintained construction material damage/advance loss of profits and construction related third party liability, and, if applicable, marine cargo and marine delay in start up insurance for the full period of the works. The Security Trustee will be a named insured and all the requirements of clauses 1.1. – 1.3 herein will apply, as well as the Clauses in Appendix 4 herein known as the Finance Parties clauses.

1.5	Other Mandatory Insurance

Further Insurances to be maintained by Eggborough Power Limited / British Energy from the date of this Agreement, as follows:

(a)	Employer’s Liability Insurance- in accordance with statutory requirements and normal business practice and in any event for a limit of not less than £10,000,000 any one occurrence. TUPE to be addressed via BE indemnity to EPL.

(b)	Motor Vehicle Insurance - in accordance with statutory requirements.

(c)	Directors’ and Officers’ Liability Insurance - for a limit of not less than £10,000,000;

(d)	Fidelity Guarantee Insurance- in respect of the fraudulent misappropriation of cash/assets of the Borrower, for a minimum limit of £10,000,000;

(e)	Environmental Liability Insurance - liability arising out of alleged third party bodily injury or loss or damage to property resulting from seepage or pollution from the Plant. £50,000,000 per occurrence and in the aggregate. Maximum deductible £500,000 per occurrence; and

(f)	All other insurances required by law or by the Project Contracts.

APPENDIX 2

LETTER OF UNDERTAKING

To:	Barclays Bank PLC (the Security Trustee)

as agent for the Finance Parties

Dear Sirs

[    ] (the Project)

We have been requested by Eggborough Power Limited (the Borrower), to provide you with certain confirmations relating to the insurances arranged by us in relation to the Project. Accordingly we provide you with the confirmations set out below.

The insurances summarised in [Appendix [        ]] attached to this letter (the Insurances) are, at the date hereof, in full force and effect in respect of the risks and liabilities as set out in the insurance policies evidenced in the policies/cover notes attached as [Appendix [        ]] (the Policies).

We further confirm that all premiums due to date in respect of the Insurances are paid [or not paid as the case may be] and that the Insurances are, to the best of our knowledge and belief, placed with insurers, which as at the time of placement, are reputable and financially sound. We do not, however, make any representations regarding such insurers’ current or future solvency or ability to pay claims.

We have arranged the Insurances on the basis of information and instructions given by the Borrower. We have not made any particular or special enquiries regarding the Insurances beyond those that we normally make in the ordinary course of arranging the insurances on behalf of our insurance broking clients. The confirmations set out in this letter are given by reference to our state of knowledge at the date hereof.

We also confirm that a notice of assignment of insurances (Notice of Assignment), in the form attached to this letter as [Appendix [        ]], has been served on each insurer in respect of each of the Insurances and that we will use our reasonable endeavours to procure that each insurer acknowledges each Notice of Assignment as soon as reasonably practicable after the date of this letter. We confirm that the relevant endorsements to the Policies attached as [Appendix [        ]] (the Endorsements) have been made in respect of the Policies for the periods stipulated therein.

Under instructions received from the Borrower in connection with the Insurances we hereby undertake:

(a)

(i)     to notify you as soon as reasonably practicable prior to the expiry of the Insurances if we have not received instructions from the Borrower and/or any insured parties or the agents of any such party to negotiate renewal, and, in the event of our receiving instructions to renew, to advise you as soon as reasonably practicable after receipt of the details thereof; and

(ii)	to notify you as soon as reasonably practicable after giving or receiving notice of termination of our appointment as brokers in relation to the Insurances;

(b)	to pay into the Insurance Proceeds Account, without any set-off or deduction of any kind, for any reason, all payments received by us from the insurers in relation to the Insurances (including refunds of premium) other than as may be permitted in the relevant loss payable clauses in the Endorsements;

(c)	to advise you as soon as reasonably practicable after receiving notice of any insurer’s cancellation or suspension of any of the Insurances or receiving notice of any insurer’s intention to cancel or suspend any of the Insurances;

(d)	in accordance with our duties to our clients make the Borrower aware of its pre-contractual duties of disclosure to the insurers by advising the Borrower of the type of information which generally needs to be disclosed to the insurers;

(e)	subject to the Borrower’s consent, to hold the insurance slips or contracts, the Policies and any renewals thereof or any new or substitute policies to the extent held by us, to the order of the Security Trustee; and

(f)	to treat as confidential all information in relation to the Insurances marked as confidential and supplied to us by the Borrower or the Security Trustee and not to disclose such information, without the written consent of the supplier, to any third party other than those persons who, in our reasonable opinion have a need to have access to such information from time to time. Our obligations of confidentiality shall not conflict with our duties owed to the Borrower and shall not apply to disclosure required by an order of a court of competent jurisdiction, or under any applicable law or regulation having the force of law or to information which is in the public domain.

The above undertakings are subject to our continuing appointment as insurance brokers to the Borrower in relation to the Insurances and following termination of such appointment our immediate release from all our obligations set out in this letter.

Nothing in this letter shall prejudice the right that any insurer may have to cancel any of the Insurances following default in excess of 30 days in payment of premiums nor shall the exercise of such right in such circumstances amount to a breach of any obligations accepted by us under the terms of this letter. In accordance with sub-paragraph (c) above we will give you notice as soon as reasonably practicable after receiving notice of any insurers intention to cancel any of the Insurances and where insurers wish to cancel for reasons of non-payment of premium, we will request that insurers give you a reasonable opportunity to pay amounts outstanding before issuing notice of cancellation on behalf of such insurers.

For the avoidance of doubt all undertakings and other confirmations given in this letter relate solely to the Insurances. They do not apply to any other insurances and nothing in this letter should be taken as providing any undertakings or confirmations in relation to any insurance that ought to have been placed or may at some future date be placed by other brokers.

This letter is given by us on the instructions of the Borrower and with the Borrower’s full knowledge and consent as to its terms as evidenced by the Borrowers signature below.

This letter shall be governed by and shall be construed in accordance with English Law and any dispute as to its terms shall be submitted to the exclusive jurisdiction of the courts of England and Wales.

Yours faithfully

For and on behalf of [ ]

For and on behalf of [Borrower]

APPENDIX 3

FORM OF NOTICE TO INSURERS AND ENDORSEMENT

The Borrower hereby gives notice that by a Debenture dated [    ] the Borrower assigned to Barclays Bank PLC (the Security Trustee) all its rights, title, benefit and interest in and to the insurances constituted by the policy on which this notice is endorsed (the Insurances) and all moneys payable under the Insurances.

The following paragraph is to be included in all Insurances except insurances in respect of any third party liability:

After receipt of this notice all payments under or arising from the Insurances shall be made to the Security Trustee as loss payee to ****************** at Barclays Bank PLC (Sort Code ********) until the Security Trustee gives notice to the contrary whereupon all such payments shall be made in accordance with such notice. Any notice given by the Security Trustee shall for the purposes of the Insurances be final, conclusive and binding as between insurers, the Borrower, the Security Trustee and any other insured party.

The following paragraph to be included in all insurances in respect of any third party liability

Settlement of claims in respect of a third party liability shall be paid to the person(s) entitled thereto except where the company has properly discharged its liability to such person(s) when they shall be paid to the Borrower without deduction.

APPENDIX 4

SCHEDULE OF CLAUSES

(applicable to material damage, business interruption,

third party liability and environmental liability insurance)

1.	In this endorsement:

Account Bank means Barclays Bank PLC.

Arranger means Barclays Capital.

Bank means

(a)	any Bank which is a Party to the Credit Agreement as at the date thereof; and

(b)	any bank or financial institution which has become a Party in accordance with Clause 25 (Changes to the Parties) of the Credit Agreement,

which, in each case, has not ceased to be a Party in accordance with the terms of the Credit Agreement.

Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in London.

Facility Agent means Barclays Bank PLC.

Credit Agreement means the £150,000,000 credit agreement originally dated 13th July, 2000 as amended and restated on 8th September, 2000, 24 October 2000, 12 December 2000, 5 February 2001 and on or about the Restructuring Date between Eggborough Power Limited as a borrower, Barclays Capital as arranger and Barclays Bank PLC as facility agent and security trustee.

Finance Parties means the Facility Agent, the Arranger, the Account Bank, the Security Trustee, any Bank.

Insured means Eggborough Power Limited, British Energy plc and each of the Finance Parties and any other entity or person identified as an insured or assured under the relevant policy.

Insurer means the insurer(s) under this policy of insurance.

Insurance Proceeds Account means the pounds sterling denominated account numbered ************** opened by the Account Bank in the name of Eggborough Power Limited and designated Insurance Proceeds Account as such account may be renewed, redesignated or renumbered from time to time.

Security Trustee means Barclays Bank PLC.

2.

It is agreed that the inclusion of one or more Insured in this policy shall not affect the rights of any Insured as respects any claim, demand, law suit or judgement made or brought by or for any other Insured or by or for any employee of an Insured. This policy shall protect each Insured in the same manner as though a separate policy has been issued to each, but the inclusion herein of more than one Insured shall not serve to increase the limit of the Insurers’ liability. The liability of the Insurers under this Policy to any one Insured shall not be conditional upon the due observance and fulfilment by any other insured party of the terms and conditions of this policy or of any duties imposed upon that insured party relating thereto, and shall not be affected by any failure in such observance or fulfilment by any such other insured party.

3.	The Finance Parties shall have no duty of disclosure except in relation to information made available to them by any other Insured relating to the Plant.

4.	Except in the case of the Other Mandatory Insurances (as defined in Appendix 1 of Schedule 4 to the Credit Agreement), the Insurers shall not seek to avoid any liability under this policy or to invalidate this policy by reason of any action or inaction or for any misrepresentation, nondisclosure, misdescription, act, error, omission, breach or violation of any:

(a)	warranty;

(b)	declaration; or

(c)	condition,

in or relating to this policy by any Insured except in relation to that Insured only (the Vitiating Insured). For the avoidance of doubt all rights under the policy will fall away for any Vitiating Insured.

5.	The Insurers hereby agree to waive all rights of subrogation howsoever arising which they may have or acquire against any of the Insureds and their officers, directors, secondees, employees and assigns arising out of any occurrence in respect of which any claim is admitted hereunder; provided however that in the situation in paragraph 4 above, the Insurers retain all rights of subrogation against any Vitiating Insured.

6.	The Insurers agree that this insurance shall be primary to and not excess to (except in respect of layers of third party cover effected specifically for the Plant) or contributing with any other insurance maintained by any Insured in relation to policies effected specifically for the Plant.

7.	Each Insured shall be entitled to be indemnified in respect of claims made by any other Insured.

8.	The Finance Parties and their respective servants, agents, officers, directors, employees, secondees and assigns shall (whether or not they are insured parties under the policy) in no circumstances be liable for the payment of any premium or to perform any other obligation owed to the Insurers but this shall not relieve the Borrower from their obligation to pay any premium due under this policy. The Insurers shall not be entitled to offset any sums payable to the Finance Parties against any premium or other monies owing by the Borrower.

9.	The Insurers acknowledge that they have notice by a Notice of Assignment of Insurances that the Borrower assign by way of security to the Security Trustee on behalf of the Finance Parties all existing and future rights in, and to the proceeds of, all material damage, business interruption, public liability and environmental liability insurances relating to the Plant (including all claims of whatsoever nature thereunder and return of premiums in respect of thereof) taken out by them or on their behalf or in which they have an interest to the extent of that interest, except as otherwise agreed by the Security Trustee and that insurance proceeds shall be paid as set out below in paragraph 21. The Insurers confirm that they have not been notified of any other assignment of or security interest in the Borrower’s interest in this insurance.

10.	Except in the case of Employer’s liability insurance, the Finance Parties are Insureds under this policy and in the case of third party liability insurance, the Finance Parties and their respective servants, agents, officers, directors, employees, secondees and assigns are Insureds under this policy and the Insurers hereby undertake that such parties may not be removed as Insureds under this policy without the prior written consent of the Security Trustee.

11.	The Insurers waive all rights of contribution or average against any other insurance effected by the Finance Parties.

12.	The sums insured and risks covered under the insurances may not be reduced in any way without the prior written consent of the Security Trustee.

13.	The Insurers shall advise the Security Trustee:

(a)	at least 30 days written notice (or such lesser period, if any, as may be specified from time to time by Insurers in the case of war risks and kindred perils) before any cancellation is to take effect if any Insurer cancels or gives notice of such cancellation of any insurance relative to the Plant for any reason; and

(b)	at least 30 days written notice of any act or omission or of any event of which the Insurer has knowledge and which might invalidate or render unenforceable in whole or in part any of the insurances, so that there is not, under any circumstances, a break in the period of insurance and the Insurers shall pass outstanding premium notices to the Security Trustee who (without prejudice to paragraph 8 above) may pay the premium, any call or other amount owing in respect of the insurance and such payment shall be accepted by the Insurers in satisfaction and discharge of the Borrower’s or other Insured’s obligation to pay such amount.

14.	If this policy is allowed to lapse, is suspended or cancelled for any reason whatsoever, or any change is made in coverage, such change, suspension, cancellation or lapse shall not be effective as to the Finance Parties or any of their respective servants, agents, officers, employees, secondees and assigns, for 30 days after the issue of written notice from the relevant underwriters or Insurers to the Security Trustee of such suspension, cancellation, change or lapse.

15.	All notice or other communications under or in connection with this policy will be given in writing and shall be delivered by hand, by mail or by fax. Any such notice will be deemed to be given as follows:

(i)	if by hand, at the time of delivery;

(ii)	if by mail, at the time of mailing with proof of the same;

if by fax, when received in legible form.

The address and fax number of the Security Trustee for all notices under or in connection with this policy are those notified by the Security Trustee for this purpose to the Banks’ Insurance Adviser Marsh at the relevant time. The initial address and fax number of the Security Trustee are as follows:

The Security Trustee:
Barclays Bank PLC
5 The North Colonnade
Canary Wharf
London
E14 4BB

Telephone:	************
Fax:	************

Attention:	Head of Agency

16.	This endorsement overrides any conflicting provision in any policy to which it appears.

17.	Save as otherwise defined or unless the context otherwise requires terms in the policy to which this endorsement is attached shall have the meanings given to them in the Credit Agreement.

18.	In the event the Borrower fails to pay the premiums due hereunder, the Security Trustee shall be entitled to pay the premiums outstanding in order to avoid the cancellation of the insurance policies.

19.	The Insurers acknowledge that the consideration being provided by the Finance Parties is their approval to the terms of this policy.

20.	Each of the Insurers acknowledge that the Borrower has received financing from the Finance Parties under the Credit Agreement.

FOR MATERIAL DAMAGE AND BUSINESS INTERRUPTION INSURANCE

21.	The Insurers undertake that all material damage and business interruption insurance claims monies payable by Insurers to the Insureds as named loss payee in respect of the insurances shall be paid to the Insurance Proceeds Account in the name of the Security Trustee as directed by Security Trustee, unless and until the Insurers receive written notice from the Security Trustee to the contrary. Insurers shall not set off premiums or other amounts payable by the Insureds nor deduct such amount from claims monies. Insurers shall be entitled to treat full payment to the designated loss payee as valid discharge and shall not be obliged to make further payments in respect of the same claim.

FOR LEGAL LIABILITY AND THIRD PARTY LIABILITY INSURANCE

22.	The Insurers undertake that in respect of legal liability and third party liability insurances, subject to the provisions of any applicable legislation and notwithstanding the assignments referred to above, all sums in respect of any claim hereunder by an Insured shall be paid directly to the person whose claim(s) constitutes the risk or liability insured against, provided that such person has executed a discharge of all claims made against the Insureds in respect of the risk or liability in relation to which the claim was made, save in cases where (notwithstanding the policy terms to the contrary) Insurers accept liability to indemnify the Insured in respect of the claims or liabilities which the Insured has settled directly with the claimant in accordance with the policy in which case payment under the policy of such sums shall be made in accordance with the instructions of the Security Trustee.

SCHEDULE 5

CONFIDENTIALITY UNDERTAKING

[ON LETTERHEAD OF BANK]

STRICTLY PRIVATE & CONFIDENTIAL

To:	[Name and address
of New Bank]

[Date]

Dear Sirs

£150,000,000 credit agreement dated 13th July, 2000entered into between, inter alia, Eggborough Power Limited as Borrower and Barclays Capital as Arranger, Barclays Bank PLC as Agent and Security Trustee as amended and restated by an amendment and restatement agreement dated 8th September, 2000 and by an amendment and restatement agreement dated September, 2004 (the Credit Agreement)

Capitalised terms defined in the Credit Agreement shall have the same meaning in this letter as in the Credit Agreement.

You have expressed an interest in [becoming a New Bank/other proposed transaction] (the Proposed Transaction) under the terms of the Credit Agreement. This letter sets out the terms on which the Borrower has agreed to supply to you certain information in relation to such proposed transaction.

In this letter:

Borrower means Eggborough Power Limited and, where the context so allows, its holding companies, subsidiary undertakings and associated undertakings, or any of them (the Group).

Information means information of whatever nature relating to the Group supplied to you or your advisers by or on behalf of the Borrower in writing, orally or otherwise and includes any information obtained by you, in writing or orally, through discussions with the management, employees and advisers of the Borrower, together with any reports, analyses, compilations, studies or other documents prepared by you or on your behalf which contain or otherwise reflect such information; but Information shall not include such information which is in or which comes into the public domain other than as a result of:

(a)	a breach of the obligations imposed by this letter by you (or by any person to some disclosure of information is made as permitted under this letter); or

(b)	a breach by you (or any other such person) of any other duty of confidentiality relating to that information; and

subsidiary undertaking and associated undertaking shall have the meaning ascribed to them in the Companies Act 1985.

(a)	In consideration of Borrower agreeing to supply to you Information and entering into discussions with you relating to the Proposed Transaction, you acknowledge that the Information is confidential and is received by you under a duty of confidentiality to the Borrower and for the exclusive purpose of the above discussions, and you undertake with the Borrower as follows:

(i)	you will keep confidential and not disclose to any person, other than as permitted under sub-paragraph (iv), your interest in, and your discussions and negotiations with, the Group in connection with the Proposed Transaction;

(ii)	you will keep all Information confidential and in a secure place and not disclose any Information to any person, other than as permitted under sub-paragraph (iv);

(iii)	you will use Information solely for the purpose of evaluating and negotiating the Proposed Transaction and not for any other purpose;

(iv)	you will not, without the Borrower’s prior written consent, disclose any Information to any person other than those of your senior executives and those members of your professional advisers who, in each case, need to know the Information for the purpose of evaluating, negotiating or advising (as appropriate) on the Proposed Transaction;

(v)	you will procure that each person to whom disclosure of Information is made as permitted under sub-paragraph (iv) is made aware (in advance of disclosure) of the terms of this letter and you will use your best endeavours to procure that each such person adheres to those terms as if that person were a party to this letter; and

(vi)	you will promptly notify the Borrower in writing if any Information is required to be disclosed by law or other regulation and co-operate with the Borrower regarding the timing and content of such disclosure or any action which the Borrower may reasonably elect to take to challenge the validity of such requirement;

(b)	You further acknowledge and confirm to the Borrower that:

(i)	your obligations under this letter shall extend to protect the Borrower’s holding companies, subsidiary undertakings and associated undertakings;

(ii)	your obligations under this letter shall be continuing for a period of five years from the date of this letter, in particular they shall survive the termination of any discussions or negotiations between the Borrower and you regarding the Proposed Transaction; and

(iii)	any applications for consent from or notifications to the Borrower in relation to this letter should be made in writing and addressed to:

[Name, address and facsimile no.];

(c)	The Borrower’s holding companies, subsidiary undertakings and associated undertakings may enforce the terms of this letter against you under the Contracts (Rights of Third Parties) Act 1999.

(d)	The consent of the Borrower’s holding companies, subsidiary undertakings and associated undertakings is not necessary for any variation (including any release or compromise in whole or in part of any liability) or termination of this letter.

Please indicate your acceptance of the above by signing and returning the enclosed copy of this letter under confidential cover as soon as possible.

Yours faithfully,

Director,
for and on behalf of

SCHEDULE 6

OPERATING REPORT

1.	For each Unit and for each month of the Reporting Period analysed as to Seasonal Time of Day:-

(a)	Declared Capacity.

(b)	Availability (MWh).

(c)	Unavailability due to Planned Maintenance (½ hours)

(d)	Unavailability due to Capital Investment Works (½ hours)

(e)	Other unavailability (MWh ) and reasons therefore

2.	Extensions of Planned Outages and reasons therefore

3.	Reportable Incidents (both Safety and Environmental)

4.	Analysis of Capital Investment Work undertaken

5.	Environmental Performance:

Cumulative emissions for SOx and NOx for Environmental Agency year to date of report.